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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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PLEXUS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLEXUS CORP.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
on February 13, 2008
     To the Shareholders of Plexus Corp.:
     Plexus Corp. will hold the annual meeting of its shareholders at the Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 13, 2008 at 10:00 a.m., for the following purposes:
(1)	To elect eight directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors.

(3)	To consider and approve the Plexus Corp. 2008 Long-Term Incentive Plan.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Plexus’ shareholders of record at the close of business on December 10, 2007 will be entitled to vote at the meeting or any adjournment of the meeting.
     We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.
By order of the Board of Directors

Angelo M. Ninivaggi
Vice President, General Counsel and Secretary
Neenah, Wisconsin
December 11, 2007
You may vote in person or by using a proxy as follows:

•	By internet:	To vote your proxy by internet access, go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

•	By mail:	To vote your proxy by mail, please request written materials as provided on page 2 of the proxy statement.
If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
APPROVAL OF THE 2008 LONG-TERM INCENTIVE PLAN
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
AUDITORS
SHAREHOLDER PROPOSALS AND NOTICES
PLEXUS CORP. 2008 LONG-TERM INCENTIVE PLAN

PROXY STATEMENT
PLEXUS CORP.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
* * * * * * *
SOLICITATION AND VOTING
     The board of directors of Plexus Corp. (“Plexus” or the “Company”) is soliciting proxies for the annual meeting of shareholders at 10:00 a.m. on Wednesday, February 13, 2008 at the Pfister Hotel at 424 East Wisconsin Avenue, Milwaukee, Wisconsin, and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.
     Shareholders of record at the close of business on December 10, 2007 will be entitled to one vote on each matter presented for each share so held. On that date there were 46,477,373 shares of Plexus common stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A quorum will be present if a majority of the outstanding shares are represented at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.
     Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.
     Ratification of PricewaterhouseCoopers LLP as Plexus’ independent accountants will be determined by a majority of the shares voting on that matter, assuming a quorum is present. Therefore, abstentions and broker non-votes will not affect the vote, except insofar as they reduce the number of shares which are voted.
     Assuming a quorum is present, the proposed Plexus Corp. 2008 Long-Term Incentive Plan (the “2008 Long-Term Plan”) will be approved if the holders of a majority of the shares of Plexus’ common stock voting on the matter vote “For” the plan. Any shares which are the subject of broker non-votes are not deemed to be entitled to vote on the 2008 Long-Term Plan, and shares which “abstain” as to the 2008 Long-Term Plan are not considered to be voting on that matter; therefore, those shares will have no effect on the 2008 Long-Term Plan except as they affect the number of shares voting.
     Shareholders who own shares as part of Plexus’ 401(k) Savings Plan (the “401(k) Plan”) and/or the Plexus 2000 and 2005 Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate means for proxy voting their shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will not be voted. Shares held in accounts under the Purchase Plans will be voted in accordance with management recommendations except for shares for which contrary designations from participants are received.
     Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by internet posting of these materials; paper copies will be sent upon request, as provided below and in Plexus’ Notice of Internet Availability. Proxies may be solicited in person, or by telephone, email or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.
     This proxy material is being made available to Plexus’ shareholders by internet posting on or about December 17, 2007. Shareholders may request that paper copies of the proxy material, including an annual report and proxy card, be sent to them as follows:

•	By internet:	www.investorEconnect.com

•	By email:	Send a blank email with your 12 digit control number(s) to material@investorEconnect.com

•	By telephone:	1-800-579-1635
When you make your request, please have your 12 digit control number(s) available; that control number was included on the notice which was mailed to you. To assure timely delivery before the annual meeting, you should make your request no later than January 30, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table presents certain information as of December 1, 2007 regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer or former executive officer appearing in the “Summary Compensation Table” in “Executive Compensation,” all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

	Shares	Percentage
	Beneficially	of Shares
Name	Owned (1)	Outstanding
Ralf R. Böer	32,250	*
Stephen P. Cortinovis	37,250	*
David J. Drury	41,250	*
Dean A. Foate	596,628	1.3%
Peter Kelly	23,350	*
John L. Nussbaum	265,162	*
Michael V. Schrock	14,250	*
Charles M. Strother	41,250	*

Ginger M. Jones	3,000	*
J. Robert Kronser	106,660	*
Michael T. Verstegen	106,285	*
Yong Jin Lim	14,000	*

All executive officers and directors as a group (20 persons)	1,421,030	3.0%
F. Gordon Bitter	88,044	*

Barclays Global Investors, NA. (2)	3,797,207	8.2%
Lord, Abbett & Co. LLC (3)	3,401,847	7.3%
Barrow, Hanley, Mewhinney & Strauss, Inc. (4)	3,194,700	6.9%
Vanguard Group, Inc. (5)	2,454,493	5.3%

*	Less than 1%

(1)	The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. Mr. Foate shares these powers with an adult child as to 2,000 shares, ownership of which he disclaims. The amounts include shares subject to options granted under Plexus’ option plans which are exercisable currently or within 60 days. The options include those held by Mr. Böer (27,250 shares), Mr. Cortinovis (33,250), Mr. Drury (36,250), Mr. Foate (498,333), Mr. Kelly (21,250), Mr. Nussbaum (113,060), Mr. Schrock (11,250), Dr. Strother (36,250), Mr. Kronser (77,428), Mr. Verstegen (93,500), Mr. Lim (14,000), all executive officers and directors as a group (1,081,271), and Mr. Bitter (80,000).

(2)	Barclays Global Investors, NA. (“Barclays”) filed a report on Schedule 13G dated December 31, 2006 reporting sole voting power as to 4,423,481 shares, and sole dispositive power as to 4,951,029 shares of common stock. The report was filed jointly with Barclays Global Investors, Ltd., Barclays Global Fund Advisors and Barclays Global Investors Japan Limited. Barclays subsequently filed a Report on Form 13F for the quarter ended September 30, 2007 showing sole investment power as to 3,797,207 shares and sole voting power as to 3,599,826 of those shares. The address of Barclays, a bank with investment advisor affiliates, is 45 Fremont Street, San Francisco, California 94105.

(3)	Lord, Abbett & Co. LLC filed an amended report on Schedule 13G dated February 12, 2007 reporting that it held sole voting power as to 5,127,546 shares and sole dispositive power as to 5,451,446 shares of common stock. Lord Abbett subsequently filed a Report on Form 13F for the quarter ended September 30, 2007 showing sole investment power as to 3,401,847 shares and sole voting power as to 3,179,077 shares. The address of Lord Abbett, an investment adviser, is 90 Hudson Street, Jersey City, NJ 07302.

(4)	Barrow, Hanley, Mewhinney & Strauss, Inc. filed a Report on 13F for the quarter ended September 30, 2007 showing sole investment power as to 3,194,700 shares and sole voting power as to 1,358,600 shares. The address of Barrow Hanley, an investment advisor, is 2200 Ross Avenue, Suite 2100, Dallas, Texas 75201.

(5)	Vanguard Group, Inc. filed a Report on Form 13F for the quarter ended September 30, 2007 showing sole investment power as to 2,454,493 shares and sole voting power as to 50,720 shares. The address of Vanguard Group, an investment advisor, is P.O. Box 2600, Valley Forge, Pennsylvania 19482.
ELECTION OF DIRECTORS
     Plexus believes that it needs to attract and retain talented, focused, and motivated leadership to deliver the innovation and economic success its shareholders expect. For Plexus, the concept of leadership is not limited to the leadership within the company; leadership also includes the individuals who serve on Plexus’ board.
     In accordance with Plexus’ bylaws, the board of directors has determined that there shall be eight directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws authorize up to nine directors, as determined by the board. The Plexus board may expand the board up to that number and elect directors to fill empty seats, including those created by an expansion, between shareholders’ meetings.

	Principal Occupation	Director
Name and Age	And Business Experience (1)	Since
Ralf R. Böer, 59	Partner, Chairman and Chief Executive Officer, Foley & Lardner LLP (law firm) (2)	2004

Stephen P. Cortinovis, 57	Private equity investor in Lasco Foods Company; previously also Partner, Bridley Capital Partners Limited (private equity group) from 2001 to 2006 (3)	2003

David J. Drury, 59	President and Chief Executive Officer of Poblocki Sign Company LLC (exterior and interior sign systems) (2)(4)	1998

Dean A. Foate, 49	President and Chief Executive Officer of Plexus since 2002; Chief Operating Officer and Executive Vice President prior thereto (5)	2000

Peter Kelly, 50	Vice President and Chief Financial Officer, UGI Corp. (distributor and marketer of energy products and services) since 2007; previously, Chief Financial Officer and Executive Vice President, Agere Systems (semi-conductors) from 2005 to 2007, and Executive Vice President of Agere’s Global Operations Group prior thereto	2005

John L. Nussbaum, 65	Chairman of Plexus since 2002; previously its Chief Executive Officer	1980

Michael V. Schrock, 54	President and Chief Operating Officer, Pentair, Inc. (diversified manufacturer) since 2006; previously, President and COO of Pentair’s Technical Products and Filtration Divisions	2006

Charles M. Strother, MD, 67	Physician; Professor-Emeritus at the University of Wisconsin-Madison since 2005; previously Professor at Baylor College of Medicine from 2002 to 2005, and Professor at the University of Wisconsin-Madison prior thereto	2002

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2)	Also a director of Fiskars Corporation (diversified consumer products).

(3)	Also a director of Insituform Technologies, Inc. (trenchless technology for underground pipes).

(4)	Also a director of Journal Communications, Inc. (media holding company) and a trustee of The Northwestern Mutual Life Insurance Company (insurance and financial products).

(5)	Also a director of Regal Beloit Corporation (electrical motors and mechanical products).
CORPORATE GOVERNANCE
Board of Directors Meetings
     The board of directors held four meetings during fiscal 2007. As part of these meetings, non-management directors regularly meet without management present. Each director attended at least 75% of the total meetings of the board and the committees of the board on which that director served during the year. The Plexus board of directors conducts an annual self-evaluation process, reviewing the performance of each individual board member as well as the performance of the board as a whole.
     Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual shareholders meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2007 annual meeting of shareholders.
Director Independence
     As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the management of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”
     When the board of directors makes its determination regarding which directors are independent, the board first considers and follows the Nasdaq Global Select Stock Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and the directors or their family members or related parties; these other matters are described in “Certain Transactions.” Plexus expects its directors to inform it of any transaction, whether direct or indirect through an immediate family member or any business entity controlled by any of them, involving the director; Plexus also surveys directors quarterly to confirm this information. Plexus does not use any dollar amount to screen transactions which should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.
     In determining independence for the coming year, the board considered two relationships which, upon review, the board did not believe affected the independence of the directors. The law firm of which Mr. Böer is a partner and the CEO, Foley & Lardner LLP, began representing the Company in a significant lawsuit and related matters in July 2007. During fiscal 2007, Foley & Lardner’s accrued billings for fees and services to Plexus were $187,000. This amount represented significantly less than one-tenth of one percent of either Foley & Lardner’s or Plexus’ annual revenues. Also, Mr. Schrock is an executive officer of Pentair, Inc., which is a supplier to Plexus. Pentair’s sales to Plexus in fiscal 2007 were $513,000, which represented less than one-tenth of one percent of either Plexus’ or Pentair’s annual revenues.
     Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Messrs. Böer, Cortinovis, Drury, Kelly and Schrock and Dr. Strother are each “independent” under applicable rules and guidelines. Mr. Foate, as chief executive officer of the Company, and Mr. Nussbaum, who is a former chief executive officer of Plexus and receives retirement payments from Plexus, are not considered to be “independent.”
     Our independent directors meet in executive session, without the other directors or management, as part of each regular board meeting.

Board Committees
     The board of directors has three standing committees, all comprised solely of independent directors: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

		Compensation	Nominating and
		and Leadership	Corporate
Director	Audit	Development	Governance
Ralf R. Böer			Chair
Stephen P. Cortinovis	X	Chair
David J. Drury	Chair		X
Peter Kelly	X
Michael V. Schrock		X
Charles M. Strother		X	X
Messrs. Foate and Nussbaum are not “independent” directors; therefore, they are not eligible to serve on these committees under Nasdaq rules or the committees’ charters.
     Audit Committee
     The Audit Committee met seven times in fiscal 2007. The Audit Committee chooses the Company’s independent auditors and oversees the audit process and the Company’s accounting functions. Among other things, the Committee also oversees the Company’s ethics and whistle-blowing reporting programs. See also “Report of the Audit Committee.”
     Audit Committee Financial Experts
     Mr. Drury is a certified public accountant who practiced from 1971 to 1989 with the firm PricewaterhouseCoopers LLP. As a consequence of factors which include his educational background, his experience with a public accounting firm, and his subsequent experience as a chief financial officer, a chief executive officer and other executive positions, the board of directors has determined that Mr. Drury is an “audit committee financial expert.” In addition, Mr. Kelly served as chief financial officer of Agere Systems, a publicly-held company, from 2005 until its acquisition in 2007, and has served as chief financial officer of UGI Corp., also publicly-held, since September 2007. Mr. Kelly is also a fellow of the Institute of Chartered Accountants in England and Wales. As a result of those factors, and Mr. Kelly’s other business experience, the board has determined that Mr. Kelly is also an “audit committee financial expert.” For purposes of Securities and Exchange Commission (“SEC”) rules, Mr. Drury and Mr. Kelly are, along with Mr. Cortinovis, the other member of the Audit Committee, “independent” of Plexus for purposes of those and Nasdaq rules. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.
     Compensation and Leadership Development Committee
     The Compensation and Leadership Development Committee (in this subsection, the “Committee”) held six meetings during fiscal 2007. The Committee establishes the general compensation philosophies and plans for Plexus, determines the CEO’s compensation as well as that of other executive officers, determines bonuses, approves grants and awards under compensation plans, and considers and makes recommendations to the board of directors with respect to other executive officer and employee compensatory arrangements. The Committee is also responsible for reviewing Plexus’ leadership structure and executive succession plan. In addition to the following subsection, see also “Compensation Disclosure and Analysis” and “Compensation Committee Report” below for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2007.

     Overview of the Compensation Decision-Making Process
     In accordance with the philosophy and the goals described below in “Compensation Discussion and Analysis,” Plexus compensates its executive officers through salaries and various other compensation plans. The Committee considers many factors in its decision-making process about the compensation of corporate leadership and the design of compensation plans company-wide.
     When determining compensation in fiscal 2007, as in past years, the Committee compared the compensation of the Company’s executive officers with that paid by other companies in the general industries in which Plexus recruits, comparable companies in the electronic manufacturing services industry, companies with similar financial profiles and numerous general and electronics industry published surveys. In this review, the Committee, with its compensation consultants, Sibson Consulting (“Sibson”), chose comparable companies by filtering them by such criteria as industry codes, peer groups, relative size and employee base, while also reviewing whether some companies have anomalies or special circumstances (primarily acquisitions or significant size differences) which cause them to not be in fact comparable. In addition, the Committee also identified financial peers, which may not be in a similar business but which are similar in size and financial performance.
     Our resulting core peer list for fiscal 2007 consisted of: 3Com Corporation; Altera Corporation; Amkor Technology, Inc.; Arris Group, Inc.; Atmel Corporation; Benchmark Electronics, Inc.; Broadcom Corporation; Conexant Systems, Inc.; CTS Corporation; Integrated Device Technology, Inc.; International Rectifier Corporation; Jabil Circuit, Inc.; Juniper Networks, Inc.; KLA-Tencor Corporation; Linear Technology Corporation; Molex Incorporated; Novellus Systems, Inc.; and Respironics, Inc. This peer group was also used in fiscal 2006. In conjunction with the peer group proxy data, the Committee reviewed other information, such as Sibson database data and third party surveys of past practices and future plans, to determine fair compensation.
     In 2007, the Committee also considered data compiled through tally sheets, an accumulated wealth analysis, and an internal fairness assessment. The tally sheets provide a comprehensive view of Plexus’ compensation payout exposure under various termination scenarios; the Committee also used these tally sheets to evaluate the reasonableness of compensation as a whole. The accumulated wealth analysis examines the CEO’s accumulation of value through the deferred compensation plan and annual equity awards. The internal fairness assessment identifies the proportionality of the CEO’s pay to the pay of executives at other levels in the organization. The assessment also compares compensation packages and levels of the executive officers with that suggested by published survey data.
     The Company and the Committee regularly review comparable information from peer group companies and other sources as discussed above, and intends to maintain a competitive compensation package which aids in executive retention and fairly compensates the executives for performance. However, it does not aim for any numerical or percentile tests within this comparable information. The Committee believes that it is important for it to take this information and then use its judgment in applying it in individual cases, rather than arbitrarily attempting to aim for a particular numerical equivalence. The Committee believes this approach best results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.
     Management Participation. Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute recommendations to the Committee and provide staff support and analysis for its discussions. However, management does not make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation, nor does management make recommendations for the CEO’s compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. In alignment with the compensation philosophy and goals, the CEO utilizes the same processes in partnership with the human resources management team to assist in determining compensation recommendations reviewed by the Committee for other executive officers. The Committee meetings in which the CEO compensation decisions are made are in an executive session at which the Committee members participate with select members of human resources management and staff to review competitive practices and plan costs. The sessions generally focus on the CEO’s performance achievement and the terms and conditions associated with how to compensate the CEO.

     Use of Consultants. The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants, and if so which consultant(s) to retain, is determined solely by the Committee. Plexus human resources personnel also discuss results and conclusions with the compensation consultants. Management has the authority to approve compensation consultant fees on a project basis, although the Committee reviews all fees relating to executive compensation.
     In fiscal 2006, the Committee retained Sibson to conduct a total review of the executive compensation program. Sibson’s review was intended to help the Committee and Plexus maintain and develop appropriate compensation programs to provide rewards based upon market competitiveness, performance and internal fairness in a manner consistent with Plexus’ compensation philosophy. Sibson analyzed all of Plexus’ compensation programs, and presented and discussed analysis and recommendations with the Committee at the August 2006 meeting in preparation for 2007 compensation decisions. Sibson also discussed the process for determining an appropriate peer group to be used for reviewing Plexus’ compensation, as noted above.
     In fiscal 2007, the Committee again retained Sibson to conduct a review of the executive compensation program. Sibson analyzed all of Plexus’ compensation programs, and the analysis was discussed with the CEO, human resources management and the Committee Chair. The analysis and recommendations made by Sibson were presented in writing at a Committee meeting in August 2007. Sibson was asked to be available by conference call during the meeting to discuss any questions or issues that may have arisen as a result of their analysis and recommendations. Sibson’s analysis and other supporting competitive data compiled by Plexus’ human resources personnel, in accordance with Sibson’s methodologies, were used by the Committee in determining the appropriate CEO compensation. The Sibson analysis and recommendations were also utilized by the CEO and human resources management in conjunction with other survey data to make decisions regarding other executive officer compensation.
     Neither the Company nor the Committee places any limitations or restrictions on Sibson in conducting its reviews. The Company does provide substantive information about Plexus to help Sibson better understand the Company. Human resources personnel also meet with Sibson to discuss Sibson’s conclusions as to Plexus organizational matters, the duties and responsibilities of particular positions, and overall conclusions based upon Plexus’ compensation principles and goals.
     Compensation Committee Interlocks and Insider Participation
     Each of the members of the Compensation Committee was an independent director and there were no relationships or transactions in fiscal 2007 with those members requiring disclosure under SEC rules. See, however, “Director Independence” above for certain other relationships which the Board considered when determining the independence of the directors.
     Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee (the “Nominating Committee”) met three times in fiscal 2007. The Nominating Committee reviews board performance and considers nominees for director positions, makes recommendations to the board regarding directors’ compensation, and evaluates and oversees corporate governance and related issues.
     The Nomination Process
     The Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and/or shareholders; from time to time, it has utilized a director search firm to identify candidates, but it has evaluated those persons on its own. Plexus’ corporate board member selection criteria include integrity, high level of education and/or business experience, broad-based business acumen, understanding of Plexus’ business and industry, strategic thinking and willingness to share ideas, and network of contacts. The Nominating Committee also considers the diversity of experiences, expertise and backgrounds among board members in identifying areas which could be augmented by new members. The Nominating Committee has used these criteria to evaluate potential nominees. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The Nominating Committee does not evaluate proposed nominees differently depending upon who has proposed the potential nominee.
     The Nominating Committee considers proposed nominees to the board submitted to it by shareholders. If a qualified candidate expresses a serious interest, and if there is a position available and the candidate’s experience indicates that the candidate may be an appropriate addition to the board, the Nominating Committee reviews the background of the candidate and, if appropriate, meets with the candidate. A decision is then made whether to nominate that person to the board.
     If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. Plexus has not rejected any candidates put forward by significant shareholders.
Communications with the Board
     Any communications to the board of directors should be sent to it in care of Plexus’ Secretary, Angelo Ninivaggi, at Plexus’ headquarters office. Any communication sent to the board in care of the Chief Executive Officer, the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Plexus’ website at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance” (or at http://www.plexus.com/corporategovernanceguidelines.php).
Code of Ethics, Committee Charters and Other Corporate Governance Documents
     Plexus regularly reviews and augments its corporate governance practices and procedures. In particular, and as part of its corporate governance practices, Plexus has adopted a Code of Conduct and Business Ethics and written charters for each of its board committees discussed above. Plexus will be responding to and complying with related SEC and Nasdaq Global Select Stock Market directives as they are finalized, adopted and become effective. Plexus has posted on its website, at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance” (or at http://www.plexus.com/corporategovernanceguidelines.php), copies of its Corporate Governance Guidelines, its Code of Conduct and Business Ethics, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria (included as an appendix to our Corporate Governance Guidelines) and other corporate governance documents. If those documents (including the committee charters and the Code of Conduct and Business Ethics) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ corporate website at the address above.
Directors’ Compensation
     The Nominating and Corporate Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards to non-employee directors under the Plexus 2005 Equity Incentive Plan (the “2005 Equity Plan”). It would make recommendations under the 2008 Long-Term Plan, if that plan is approved by shareholders. In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers the same types of factors, including comparison with peer companies and company performance, that are considered by the Compensation and Leadership Development Committee when determining executive compensation.
     During fiscal 2007, each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate) received an annual director’s fee of $26,000, which will increase to $35,000 in fiscal 2008, plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person), and an additional $1,000 for each committee meeting attended in person ($500 if other than in person). Each committee chair received an additional $5,000 annually for service as a committee chair, except the chair of the Audit Committee who received $9,000. For fiscal 2008, the fees for chairing the Audit, Compensation and Leadership

Development and Nominating and Corporate Governance Committees will increase to $12,000, $10,000 and $7,000, respectively.
     Directors may also participate in the 2005 Equity Plan, which permits the grant of options, restricted stock and/or restricted stock units to officers, key employees and directors. On December 1, 2006, each non-employee director was awarded fiscal 2007 options for 10,000 shares, at $23.855 per share, 5,000 of which vested immediately and 5,000 of which vested on the first anniversary of the grant (other than for Thomas Prosser, a former director, whose options all vested immediately in view of his upcoming retirement). On November 23, 2007, each non-employee director was awarded options for 2,500 shares, at $27.465 per share, half of which vested immediately and the balance of which vest on the first anniversary of the grant. The date, five business days after the board’s November meeting, was chosen in advance. In the past, directors’ options were granted on December 1 of a year, continuing the date used in the formulaic provision in a predecessor plan. For fiscal 2008, the directors determined to adopt a quarterly schedule for option grants to directors. It is anticipated that the November 2007 first quarter grant will be followed by similar quarterly grants for the fiscal year on the same schedule as grants are made to officers and key employees.
     If the 2008 Long-Term Plan is approved by shareholders, directors will be eligible to participate in that plan; see “Approval of the 2008 Long-term Incentive Plan” later in this proxy statement.
Director Compensation Table
     The following table sets forth the compensation which was paid by Plexus to each of our non-employee directors in fiscal 2007:

	Fees Earned		Other
	or Paid in	Option	Benefits
Name	Cash ($)(1)	Awards ($)(2)	($)(3)	Total ($)
Ralf R. Böer	$49,000	$118,626	—	$167,626
Stephen P. Cortinovis	51,500	118,626	—	170,126
David J. Drury	55,000	118,626	—	173,626
Peter Kelly	43,000	118,626	—	161,626
John L. Nussbaum	109,000	118,626	$307,793	535,419
Thomas J. Prosser (4)	16,623	128,956	—	145,579
Michael V. Schrock	41,448	109,360	—	150,808
Charles M. Strother	45,000	118,626	—	163,626

(1)	Includes annual retainer, meeting, committee and chairmanship fees and, in the case of Mr. Nussbaum, his fee as Chairman of the Board. See below regarding Mr. Nussbaum.

(2)	The amounts shown represent the expensed amounts in fiscal 2007 for grants and awards in 2007 and prior years. The Financial Accounting Standards Board issued a Statement of Financial Accounting Standards No. 123(R)-Shared Based Payments (“SFAS 123(R)”), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. Plexus adopted SFAS 123(R) effective October 5, 2005. The assumptions used to determine the valuation of the awards are discussed in footnote 10 to our consolidated financial statements.

The table below provides cumulative information about the fair value of options granted to directors in 2007, determined as of the options’ grant date under SFAS 123(R). It also provides the number of outstanding stock options which were held by our non-employee directors at September 29, 2007.

	Option Awards
		Number of
	Grant Date	Securities
	Fair Value of	Underlying
	2007 Option	Unexercised
Name	Awards ($)	Options (#)
Mr. Böer	$119,689	26,000
Mr. Cortinovis	119,689	32,000
Mr. Drury	119,689	35,000
Mr. Kelly	119,689	20,000
Mr. Nussbaum	119,689	111,810
Mr. Schrock	119,689	10,000
Mr. Strother	119,689	35,000

These options are now fully vested and expire on the earlier of (a) ten years from the date of grant, or (b) one year after termination of service as a director.

(3)	Other than Mr. Nussbaum, the non-employee directors do not receive any additional benefits although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings. For Mr. Nussbaum, this represents the amounts paid to him in fiscal 2007 under his deferred compensation arrangements plus the value of the health and other welfare benefits provided to him. See the discussion immediately below.

(4)	Mr. Prosser retired as a director at the 2007 annual meeting of shareholders on January 22, 2007.
     Compensation of Current and Former Executive Officers who Serve on the Board
     See “Executive Compensation” for Mr. Foate’s compensation as an executive officer of Plexus generally and his employment and change in control agreements.
     Mr. Nussbaum is a former executive officer of Plexus. He ceased being considered an executive officer or employee of Plexus when he retired as its Chief Executive Officer on July 1, 2002. However, as a consequence of his many years of service as an executive officer of Plexus, he continues to be compensated under deferred compensation arrangements which were put in place during his service as an executive officer and as the non-executive Chairman of the Board.
     In 1996, the Compensation and Leadership Development Committee established special retirement arrangements for Mr. Nussbaum and for two other executive officers and directors who subsequently retired. Those arrangements were both to reward past service and to maintain an additional incentive for those officers’ continued performance on behalf of Plexus. The related supplemental retirement agreement for Mr. Nussbaum is designed to provide specified retirement and death benefits to him in addition to those provided under the 401(k) Plan. Plexus’ commitment was fully funded in fiscal 2002. Mr. Nussbaum has received payments under the special retirement arrangements since 2002, including payments of $301,068 for fiscal 2007. Future payments may be adjusted, depending upon the performance of underlying investments.
     The contributions for Mr. Nussbaum’s special retirement arrangement are invested in life insurance policies acquired by Plexus on his life. The supplemental retirement agreement provides for a 15-year annual installment payment stream to Mr. Nussbaum. Lump sum payments to Mr. Nussbaum based on policy cash values become due if at any time after a change in control Plexus’ consolidated tangible net worth drops below $35 million, or if the ratio of Plexus’ consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting Mr. Nussbaum to an excise tax, the agreement provides for an additional payment (the “gross-up payment”) to be made by Plexus to him so that after the payment of all taxes imposed on the gross-up payment, he retains an amount of the gross-up payment equal to the excise tax imposed. If Mr. Nussbaum dies prior to receiving all of the 15-year annual installment payments, specified death benefit payments become due.
     Mr. Nussbaum also received $72,000 in fiscal 2007 and health and other welfare benefits, in addition to the above retirement payments and his regular board fees, for his service as Plexus’ non-executive Chairman of the Board. For fiscal 2008, Mr. Nussbaum’s annual fee as Chairman is being changed to $52,000. Since his retirement, Mr. Nussbaum has been eligible to receive additional options or stock awards in his capacity as a non-employee director and has received the same awards as other non-employee directors under Plexus’ stock incentive plans.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These “insiders” are required by SEC regulation to furnish Plexus with copies of all forms they file under Section 16(a).
     All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that during fiscal 2007 Plexus’ insiders have complied with all Section 16(a) filing requirements which were applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS
          The Compensation and Leadership Development Committee (in this section, the “Committee”) of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes decisions with respect to compensation of the Chief Executive Officer. Decisions on compensation for other Plexus executive officers are recommended to the Committee by the CEO for the Committee’s review and final determination. Plexus’ other compensation programs for executives, such as the 401(k) Plan, the 2005 Equity Plan and the proposed 2008 Long-Term Plan, are approved by the Committee; the Committee also grants stock options, restricted stock units and other awards, under the 2005 Equity Plan and will do so under the proposed 2008 Long-Term Plan.
Fiscal 2007 Committee Highlights
          Among the key compensation issues addressed by the Committee in fiscal 2007, which are discussed further below, were the following:
•	New Long-Term Incentive Plan. The Committee adopted the 2008 Long-Term Plan, subject to shareholder approval at the 2008 annual meeting of shareholders. The 2008 Long-Term Plan was adopted due to the limited number of shares remaining for issuance under the 2005 Equity Plan and the Committee’s continued desire to provide long-term incentives to Plexus employees.

•	New Long-Term Incentive Mix and Issuance Process. In fiscal 2007, the Committee approved a new approach to issuing long-term incentives that will utilize a portfolio of equity awards for executive officers: restricted stock units (the right to receive shares of Plexus common stock in the future, if conditions are met) (“RSUs”), non-qualified stock options (“options”), and long-term cash awards. This new program balances the objectives of attracting and retaining key talent, promoting ownership among executives, and aligning executive interests with those of shareholders along with the Company’s cost considerations such as expense, dilution and tax implications. Previous long-term incentives to Plexus executive officers consisted of stock options only.

Under this program, the Committee plans to issue to executives RSUs and long-term cash awards on an annual basis and options on a quarterly basis. Issuing options on a quarterly basis will assist Plexus in managing the associated expense of these equity awards due to the historically high volatility of Plexus’ stock price. Relative to a single annual grant, the quarterly grant process for options will also reduce the risk to Plexus and its employees of experiencing either intermittently high or low exercise prices. Plexus continued granting options, and commenced issuing RSUs in the first fiscal quarter of 2008 under the 2005 Equity Plan, and made related cash-awards, and plans to do so in the future under the 2008 Long-Term Plan if approved by the shareholders. The Committee also decided that it will grant employees who are not executive officers stock appreciation rights (the right to receive, in shares of Plexus common stock, the value of the appreciation of a stated number of shares of Plexus common stock) (“SARs”) rather than options.

At the August 2007 meeting, the Committee approved a grant schedule to support the new quarterly grant process which states that the grant date will be three days subsequent to the release of Plexus’ quarterly earnings, not including the day of the release. Since this methodology is specific and formula driven, there is no margin for subjectivity or consideration of the volatility of the stock price during this time period.
Executive Compensation Philosophy, Goals and Process
          The Committee’s philosophy is to fairly compensate all individuals, including executives, for their contributions to Plexus, appropriately motivate employees to provide value to Plexus’ shareholders, and consider the ability of Plexus to fund any compensation decisions, plans or programs. Fair compensation must balance both short-term and long-term considerations and take into consideration competitive forces, best practices, and the performance of Plexus and the individual. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end-markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.

          Plexus’ executive compensation program is designed to provide a rational, consistent reward system that:
•	attracts, motivates and retains the talent needed to lead a global organization;

•	drives global financial and operational success that creates shareholder value;

•	creates an ownership mindset and drives behaviors that improve profitability and maximize shareholder value; and

•	appropriately balances Company performance and individual contribution towards the achievement of success.
          For a discussion of the Committee’s decision-making process, its use of consultants and the role of Plexus’ executive officers and staff, see “Corporate Governance – Board Committees – Compensation and Leadership Development Committee – Overview of the Compensation Decision-Making Process” above in this proxy statement.
Elements and Analysis of Executive Officer Compensation — Direct Compensation
Overview
          Plexus uses three primary components of total direct compensation — salary, annual cash incentive payments under the Variable Incentive Compensation Plan (“VICP”) and long-term equity-based awards under the 2005 Equity Plan, and in the future under the proposed 2008 Long-Term Plan. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways.
•	Base salary is intended to provide compensation which is not “at risk”; however, salary levels and subsequent increases are not guaranteed. For example, from October 2001 to December 2002, there was a 10% salary reduction in effect for all executive officers due to weak industry conditions. Thereafter, a salary freeze was in effect until October 1, 2004.

•	The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation which is at risk and that depends upon the achievement of measurable corporate financial goals and individual objectives. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial goals and individual objectives.

•	A substantial part of compensation, which is also at risk, is longer-term equity-based compensation typically awarded to date in the form of stock options. Those awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. Total compensation, consistent with practices in our industry, has placed particular emphasis on equity-based compensation; the reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis we use for financial statement purposes, which depends significantly on our stock price and its volatility at the time of the awards.

•	Going forward under the proposed 2008 Long-Term Plan, the Committee intends to continue using stock options but plans to supplement this at-risk element with RSUs and long-term cash awards. The Committee believes that RSUs and long-term cash awards will provide complementary incentives to executives and other personnel to achieve corporate financial goals. For most non-executive officers who previously received options, the Committee now intends to grant stock-settled SARs because that practice would reduce dilution and further the preservation of shares under Company plans.
          The Committee does not use any specific numerical or percentage test to determine what percentage of direct compensation will be paid in base salary versus the compensation at risk through the VICP or equity-based compensation. However, the Committee believes that a meaningful portion of compensation should be at risk. VICP targets for executive officers other than the CEO ranged from 30% to 60% of base salary in fiscal 2007 with the opportunity to earn a bonus beyond the target if company financial goals are met or exceeded. In the case of the

CEO, the percentage of potential compensation at risk was 80%, reflecting his overall greater responsibility for the corporation. Long-term incentives were in the form of stock options which contain an inherent amount of risk since no value is received unless there is an appreciation in stock price. After determining each element, the Committee also reviews the resulting total compensation to determine that it is reasonable as a whole.
          In addition, we provide all of our employees in the United States with various other benefits, such as health and life insurance. We generally provide these benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances.
          Beyond direct compensation, we believe it is important to provide the 401(k) Plan as a means for our employees to save for their retirement. To attract qualified employees and meet competitive conditions, Plexus also contributes to that plan. As a consequence of Internal Revenue Code limitations on compensation which may be attributed to tax-qualified retirement plans, we have also developed a supplemental executive retirement plan for our executive officers to address their particular circumstances and promote long-term loyalty to Plexus until retirement.
          Plexus does not generally have employment agreements with its executive officers, although we have such an agreement with our Chief Executive Officer in order to recognize his specific position, help assure Plexus of the continuing availability of his services and protect Plexus from post-employment competition by him, in conjunction with his change in control agreement. As with many other publicly-held companies, we have change in control agreements with our executive officers and certain other key employees. We have these in place to both help assure that executive officers will not be distracted by personal interests if Plexus were to be the subject of a potential acquisition as well as to maintain their continuing loyalty to Plexus. We also believe that competitive factors require us to provide these protections to attract and retain talented executive officers and key employees.
Base Salary
•	Purpose. Our base salaries are designed to provide regular compensation for the fulfillment of the duties and responsibilities associated with job roles. Fixed salaries provide bi-weekly compensation to meet the living needs of our executives and their families. They are also important because they provide most persons with a starting point for considering compensation when we seek to attract and retain talented individuals.

•	Structure. The Company and the Committee use market-based comparisons, peer group analysis and other third-party survey data to establish appropriate base salaries for its executive officers. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using the peer group and survey data as indicated above. While we do not aim for particular numerical or percentage tests as compared to the peer group or the surveys, we generally target base salaries within ranges near market medians of those groups, with adjustments made to reflect individual circumstances. The effective date of any base salary increase is typically at or near the start of the fiscal year.

•	Determination Process; Factors Considered. Prior to establishing base salary increases for the CEO and confirming salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from the proxies of our peer group, salary increase trends for executive base pay and other information provided in published surveys. The Committee also considers the individual executive officers’ duties and responsibilities and their relative authority within Plexus.

Executive officer base salary increases may include two components—competitive adjustments and merit increases. If executive officer salaries are found to fall below the competitive median range when we compare them to our peer group and survey data, we consider increasing the salaries to a more competitive level. In some cases these competitive adjustments may take place over a multi-year period and may depend on individual performance. If executive officer salaries are found to be at an appropriate level when we compare them to the peer group and general industry survey data for the position, then a merit increase is provided if appropriate. The merit increase amount is based on individual performance.

With respect to increases in CEO base salary (as well as other compensation actions that impact our CEO), the Committee uses this input and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. However, taking into account the compensation policies and goals and a holistic approach to executive compensation packages, the Committee’s final determination may incorporate the subjective judgments of its members as well.
•	2007 Determinations. For fiscal 2007, the Committee approved a base salary adjustment of $40,000 for the CEO, increasing his annual salary to $570,000. This was a 7.5% increase from his fiscal 2006 base salary and reflected strong company performance in fiscal 2006, as well as the competitiveness of the CEO’s salary as compared to the market. Our CEO’s base salary is higher than that of other executive officers because of his more extensive and challenging duties and responsibilities.

Increases for other executive officers varied from 3.6% to 25.0%, and were as follows for the other named executive officers: Mr. Kronser-3.6%; Mr. Verstegen-4.0%; Mr. Lim-5.0%; Mr. Bitter-5.1%; and Mr. Ehlers-8.0%. The salary determinations for the executive officers reflected the factors discussed above; some of the higher increases resulted from increased duties and responsibilities. Ms. Jones was hired during the fiscal year as an executive and subsequently was named Chief Financial Officer. Her salary was determined as part of the hiring process; her salary was below the salary of Mr. Bitter, primarily as a reflection of Mr. Bitter’s many years of experience as a chief financial officer, including with Plexus. Mr. Ehlers’ salary reflected a more substantial increase due to the increasing responsibilities he was undertaking. The compensation and benefits package of Mr. Lim, who was not an executive officer at the time, was set using the same process as for the executive officers by using regional survey data reflecting Malaysian markets. Under Malaysian custom, Mr. Lim was paid the equivalent of a thirteenth month salary as an additional annual payment; we have included this amount in his reported base salary. Other variations between the executive officers reflect competitive conditions and the Committee’s view of the executive officers’ duties, responsibilities and performance.

For fiscal 2008, the CEO’s salary is $675,000, an 18.4% increase from fiscal 2007. The Committee believed that the CEO’s compensation was below market based on peer group survey information, particularly in view of the Company’s strong financial performance. Therefore, it approved this increase to provide base compensation at a more competitive level. The fiscal 2008 salary increases for the other executive officers ranged from no increase to 12.5%. Of those increases, the smaller ones reflect merit increases for performance over the past year when salaries were otherwise in line with the market; larger increases represent a combination of competitive adjustments and merit increases. Mr. Kronser did not receive a salary increase. The increases for Ms. Jones and Messrs. Verstegen and Lim were 10%, 4% and 10%, respectively; both Ms. Jones and Mr. Lim also assumed significant new duties during fiscal 2007.
Annual Incentive
•	Purpose. Our annual cash incentive compensation plan, the VICP, is designed to reward employees for the achievement of important corporate financial goals. There is also a small component of the VICP that rewards employees for the attainment of individual objectives. The establishment of the specific corporate financial goals is derived from our annual financial plan. The design of the VICP provides incentives based on our direct performance, as distinguished from equity-based compensation, which is significantly affected by market factors that may be unrelated to our results.

•	Plan Structure. The VICP provides annual cash incentives to approximately 2,400 participants, including our CEO and other executive officers. The VICP operates the same for all participants. Each participant has a targeted award that is expressed as a percentage of base salary. For example, in fiscal 2007 the targeted award opportunity for the CEO was 80% of base salary, and the opportunities for other executive officers varied from 30% to 60% of base salaries. Higher levels of duties and responsibilities within Plexus led to higher bonus opportunities under the VICP because the Committee believed that the higher ranking the position, the more influence the individual can have on corporate performance. In addition, market information indicated that competitive factors make relatively higher reward possibilities important for those positions. In fiscal 2007, as a consequence of his promotion to Chief Operating Officer, Mr. Ehlers had the opportunity to earn up to 60% of his salary as a VICP bonus at target; other officers’ percentages were 50% for Mr. Bitter and Ms. Jones and 40% for Messrs. Kronser and Verstegen. Mr. Lim’s target was 30%, set before he became an executive officer. The opportunities for non-executive officer participants varied from 3% to 30% of base salaries. For each participant, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives.

The VICP provides for payments relating to corporate financial goals both below and over the targeted awards by establishing specific “threshold levels” for which payments begin to be earned and “maximum levels” beyond which no further payment is earned. The payout at the “maximum level,” which is based solely on achieving the corporate financial goals, is 180% of the targeted award for the CEO and the other executive officers. For Mr. Lim, this maximum was 130% because he was not an executive officer at the time the levels were set.

Under the VICP, the Committee has the authority to adjust results, for example, to reflect acquisitions or unusual gains or charges; the only discretion which the Committee used for fiscal 2007 related to restructuring and stock option charges.

•	2007 Plan Design – Company Goals

The specific corporate financial goals for fiscal 2007, each of which stands independently of the other with regard to award opportunities, were revenue and return on capital employed (“ROCE”). These goals were chosen because they align performance-based compensation to the key financial metrics which the Company uses internally to measure its ongoing performance and which it uses in its financial plans. ROCE is defined as annual operating income excluding unusual charges and equity-based compensation costs divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. The Company excludes the costs of equity grants because that can influence results due to external market factors. Also, ROCE for VICP purposes is calculated excluding the impact of any restructuring and/or non-recurring charges because these factors do not reflect the operating performance of the Company, which the VICP is intended to reward. Our revenue growth and ROCE targets for fiscal 2007 represented a significant planned improvement from the fiscal 2006 results. We also established for each of the corporate financial goals of the VICP, specific “threshold” and “maximum” levels of achievement as part of the annual financial planning process. All of these goals are set as part of that process.

No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding non-recurring or restructuring charges and stock option expense). Awards for performance between the “threshold” level and “targeted” level are calculated by straight-line interpolation, as are awards between the “targeted” level and the “maximum” level.

The following table sets forth the fiscal 2007 potential financial targets and VICP payout amounts (as a percent of targeted VICP bonus) for the named executive officers who were executive officers at the beginning of the fiscal year, at the threshold, targeted and maximum performance levels.

	Threshold		Target		Maximum
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue	$1,572 million	0%	$1,726 million	40%	$1,765 million	90%
ROCE	24.8%	0%	27.0%	40%	29.5%	90%
Individual Objectives		0%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROCE + Individual Objectives		0%		100%		200%

In fiscal 2007, revenue was $1.546 million and ROCE was 24.3%. Therefore, Plexus did not achieve the corporate financial goals established for revenue or ROCE and therefore did not pay any awards to executive officers or any other employees based on those two components.

•	2007 Plan Design – Individual Objectives

Individual participants typically have several individual objectives for the plan year, which have been developed with, reviewed by and approved by the participant’s manager. Attainment of the individual objectives represents 20% of the potential targeted award. The Committee determines and approves the individual objectives established for the CEO. The Committee also reviews and approves, with input from the CEO, the individual objectives established for the other executive officers. The Committee’s assessment of all executive officers’ individual objectives is based on their likely impact on the achievement of the annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.

The following are summaries of the individual objectives for our named executive officers in fiscal 2007:
Dean A. Foate: Mr. Foate’s individual objectives related to refining Plexus’ long-term strategic planning process and global vision, refining the sector focused sales and marketing approach, organizational development, succession planning, and continuing to develop a “lean” enterprise culture that emphasizes efficiency.

Ginger M. Jones: Ms. Jones was not an executive officer or Plexus employee at the beginning of the plan year. However, upon her hiring, her initial individual objectives related to preparing to assume further responsibilities, including the chief financial officer role and investor relations, development of the 2008 annual financial plan and improving the forecasting process.

J. Robert Kronser: Mr. Kronser’s individual objectives related to customer development, strategic planning, and reengineering Plexus’ sales commission program.

Michael T. Verstegen: Mr. Verstegen’s individual objectives related to assessing Plexus’ business development capability in certain regions, developing an effective solution-selling competency, refining the sector focused sales and marketing approach, and succession planning.

Yong Jin Lim: Mr. Lim’s individual objectives related to the expansion of operations in Asia, alignment of the Asian sites with standard company processes and regulatory best practices, completing Malaysian FDA Class III certification and enhancing customer satisfaction.

F. Gordon Bitter: Mr. Bitter’s individual objectives related to succession planning, educating management regarding key financial performance measures, reviewing Plexus’ capital structure, the successful implementation of measures to streamline Sarbanes-Oxley compliance, and reviewing and recommending changes to, if appropriate, Plexus’ financial organization to support strategic direction.

Paul L. Ehlers: Mr. Ehlers’ individual objectives related to personal development, succession planning, improving the costing/pricing process in order to acquire new business, re-engineering the performance review process to identify and develop Plexus’ talent, and integrating internal organizations.
Achievement of individual objectives, for which there was a potential payout equivalent to 20% of the “targeted” bonus award, varied among executive officers from 12.3% to 20% of the total targeted amount. These percentages were based upon the Committee’s determination of the degree to which the executive achieved his or her objectives. The CEO provided the Committee with an assessment of the performance of all of the executive officers other than himself and recommended resultant bonus levels based on the achievement by each executive officer of his or her individual objectives. Individual determinations were as follows for the named executive officers: Mr. Foate – 17.6%; Ms. Jones – 17.5%; Mr. Kronser – 20%; Mr. Verstegen – 15.7%; and Mr. Lim – 19.6%. For Mr. Ehlers, in view of his strong efforts early in the fiscal year but untimely death, the Committee paid a full 20%. Because the Committee determined that Mr. Bitter had met all of his objectives prior to his retirement, he also was paid 20% for his personal objectives.
Long-Term Incentives
•	Purpose. Our long-term incentives are designed to tie the major part of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value. The 2005 Equity Plan is also designed to encourage the long-term retention of these executives.

•	Plan Structure. The shareholder-approved 2005 Equity Plan allows for various award types, including options, restricted stock, RSUs, and performance awards (payable in cash and/or equity). Through fiscal 2007, the Committee granted only time-vested stock options, although it continued to study the potential use of other forms of long-term incentive compensation. The Committee has generally used stock options because of their prevalence in our industry. In addition, with stock options recipients receive value only when the value of the shares held by Plexus’ shareholders increases. The Committee’s policy is to not “back-date” equity grants and no equity grant was “back-dated” in fiscal 2007.

As noted previously and discussed below, the Committee has, subject to shareholder approval of the 2008 Long-Term Plan, approved a new long-term incentive strategy that will allow for use of a portfolio approach using grants of options, RSUs and long-term cash. We began to issue RSUs under the 2005 Equity Plan in the first quarter of fiscal 2008. We also used SARs for two non-named executive officers and for non-executive officer key employees.

•	Determination Process.
—	Option Pool Determination. Each year the Committee is presented a recommended total pool of options to be awarded to eligible participants. The Committee reviews the estimated cost of the pool, as well as the recommended grant guidelines; the Committee has used a relatively constant pool size because it wished to control the expense to the Company under SFAS 123(R) and manage dilution to shareholders. The options granted to executive officers and employees in fiscal 2007 were for a total of 363,352 shares. (Those shares exclude the options for 80,000 shares awarded to non-employee directors.) The total grant in fiscal 2007 was approximately half of the amount granted annually in prior years, because quarterly grants were made only in the third and fourth fiscal quarters.

—	Option Pool Allocation. The Committee determines the grants for the CEO and other executive officers. Those awards are developed considering the total pool of options to be awarded, which is recommended by management, subject to the Committee’s review and approval. The Committee chose that grant size to balance the need to provide fair compensation with the desire to keep related compensation expense relatively stable from period to period and to manage shareholder dilution. For fiscal 2007, options for 75,000 shares were granted to the CEO, and options for 62,000 shares were granted to the other executive officers as a group. The numbers granted to each executive officer primarily vary according to the executive officers’ duties and responsibilities within the Company and also include a review of performance. Those in positions with more responsibility tended to receive more options to reflect their role in the Company and the market comparisons for their compensation. The CEO provides the Committee with initial recommendations as to the number of options to be granted to each other executive officer. The remaining pool is then allocated based upon recommendations by executive officers to superior performing key employees based on a grant range grid, which indicates a range of option grant sizes assigned to each target grouping. Mr. Ehlers did not receive grants in fiscal 2007 because he was on medical leave; Mr. Bitter did not receive them due to his announced plans to retire. Ms. Jones received a grant on her hiring that was intended to cover the balance of the fiscal year.
•	Basis for Determination of Timing of Grants. As indicated above, option grants have been made pursuant to the grant date timing approved by the Committee in 2005, after shareholder approval of the 2005 Equity Plan. This mechanism provides that the stock option determination will generally be made at the May Committee meeting, and the grant date will be five business days subsequent to the approval of the annual stock option grant, not including the day of approval.

In fiscal 2007, the Committee began a policy of making quarterly grants rather than annual grants due to the volatility of the stock market, including for Plexus stock in particular, since granting stock options all on one date in the year can make the strike price and related expense vary significantly in ways that do not necessarily reflect long-term performance of Plexus stock. At the August 2007 meeting the Committee approved a new formula to support the new quarterly grant strategy which states the grant date will occur three days subsequent to the release of quarterly earnings, not including the day of the release. The Committee uses a future date, as is permitted by the 2005 Equity Plan, because that minimizes the opportunity to choose a date based upon market performance known or knowable at the time of grant. The 2005 Equity Plan provides that the exercise price of a stock option is not less than the fair market value on the stock option grant date.

From time to time, in the case of new hires, options have been granted at other times of the year. Going forward, new hire grants will occur commencing on the next quarterly grant date following the date of hire.

•	2008 Awards. In the first quarter of 2008, the Compensation Committee made option awards in the same manner as in the prior two quarters. On an annual basis, in most cases the Committee reduced the number of options so that it would maintain similar SFAS 123(R) expense in view of the additional awards discussed below. In addition, the Committee granted RSUs under the 2005 Equity Plan, and made related grants of long-term cash bonuses, to executive officers and certain other key employees. Both types of grants will vest on the third anniversary of the grant, subject to early vesting of options upon change in control.

The Committee granted RSUs to provide an additional type of equity-based long-term compensation, further aligning executives’ interests with the interests of shareholders. The Committee believed that granting RSUs would further promote a long-term ownership mentality by, and thus retention of, executive officers because of their increased stake in the long-term value of the Company by providing the opportunity to receive shares; thus, compensation and motivation does not solely depend upon increases in the shares’ market price over an option period. The Committee also determined that granting RSUs in addition to options provides advantages in that further compensation can be provided by a relatively smaller number of shares. The long-term cash is intended to defray tax effects to the grantees upon the vesting of the restricted stock, as an incentive to those persons to continue to hold their shares upon vesting.

For other employees (and two executive officers) receiving awards, the Committee granted SARs rather than options, to reduce the number of shares subject to issuance, thereby preserving more shares for future issuance under Company plans and reducing potential dilution.

In the first quarter of fiscal 2008, the Committee made a quarterly grant of options and an annual grant of RSUs and long-term cash to the named executive officers (other than Mr. Kronser, who did not receive awards) as follows:

	Options	RSUs	Long-Term
Executive	(Quarterly)	(Annual)	Cash
Officer	(#)	(#)	(Annual) ($)
Mr. Foate	18,750	21,375	$320,625
Ms. Jones	4,000	4,560	68,400
Mr. Verstegen	3,000	3,420	51,300
Mr. Lim	3,000	3,420	51,300
Equity Ownership Guidelines. To complement the 2005 Equity Plan’s goal of increasing the alignment between the interests of management and shareholders, the Committee has approved executive stock ownership guidelines. These guidelines require most executive officers to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. While there is no specific time requirement to meet these guidelines, until the ownership requirement is met, an executive officer is not permitted to sell Plexus shares which the person acquired while an executive officer, except to finance the exercise of stock options when the shares will be held or with prior approval under special circumstances.

Benefits. Consistent with competitive practice, the Committee has approved perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. Substantially all U.S. employees receive health insurance benefits. In addition, the other benefits for certain of our executive officers are: a reimbursement account valued at up to $10,000 per year to be used for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice, which amount is grossed up for taxes; a company car; and additional disability insurance for the CEO, due to the dollar limits of the Company’s disability insurance policies. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel, including Mr. Lim, who are located in countries outside of the United States.
Elements and Analysis of Executive Officer Compensation — Other Compensation
          In addition to direct compensation, Plexus uses several other types of compensation some of which are not subject to annual Committee action. These include retirement plans, other stock ownership opportunities, and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.
Retirement Planning — 401(k) Plan
•	Purpose. Plexus maintains the 401(k) Plan, which is available to substantially all U.S. salaried employees, to help our employees provide for their retirement. The 401(k) Plan includes a Plexus stock fund as one of its choices to permit employees to maintain Plexus ownership if they wish.

•	Plan Structure. The 401(k) Plan allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $5,625 per year. Employees have a choice of investment vehicles, including a Plexus stock fund, in which to invest those funds.
Supplemental Executive Retirement Plan
•	Purpose. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan which allows participants to defer taxes on current income. Most executive officers, including all of the continuing named executive officers other than Mr. Lim, participate in this program. Additionally, the Company can credit a participant’s account with a discretionary employer contribution. Such opportunities are common practice in general industry. The SERP also provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals. The Committee believed that further retirement compensation through the SERP was appropriate to meet the market for executive compensation and to provide a stronger incentive for executives to remain with Plexus through retirement.

•	Plan Structure. During fiscal 2000, the Committee established the current SERP arrangement. Under this plan, several key executives including the continuing named executive officers (other than Mr. Lim) may elect to defer some or all of their compensation. Additionally, Plexus may make discretionary contributions. A rabbi trust arrangement was established under this plan and allows investment of deferred compensation amounts on behalf of the participants into individual accounts and within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings which may be credited become payable upon termination or retirement from Plexus. Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan.

•	Fiscal 2007 Plan Activity.
—	Contribution Formula. In fiscal 2006, the Committee modified the SERP to provide for an annual discretionary contribution of the greater of (a) 7% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan bonus at the time of the Company’s contribution. The Committee changed its approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Towers Perrin, its compensation consultant for that program.

—	Employer Contributions. For fiscal 2007, the total employer contributions to the SERP accounts was $217,929 for all participants as a group, including $66,195 for the CEO. See footnote 5 to “Summary Compensation Table.”

—	Special Contribution. The SERP also allows the Committee to make discretionary contributions. In fiscal 2007, the Committee made an additional discretionary contribution of $150,000 for Mr. Bitter. The Committee decided to make that award in recognition of Mr. Bitter’s years of service to the Company and his coming retirement. The Committee made this special contribution in this form in lieu of any other special retirement or severance arrangements, in significant part because of the tax advantages to Mr. Bitter of this approach.
•	Foreign Arrangements. Because Mr. Lim is not a United States resident, he does not participate in the SERP or the 401(k) Plan. Rather, he participates in the Employer Provident Fund which is mandated by Malaysian law. Under law, minimum contributions of 12% of an employee’s wages (salary plus bonus) are required to be made by an employer; Plexus chose to make a contribution of 17% in fiscal 2007 in Mr. Lim’s case since it is Plexus’ practice in Malaysia to make higher contributions than the statutory minimum for personnel with relatively high levels of seniority and responsibility.
Employee Stock Purchase Plans
•	Purpose, Structure and Termination. The Committee believed it was useful to provide all employees with opportunities to own Plexus stock and therefore established the Purchase Plans as a means of facilitating purchases with a small discount available to substantially all employees in the United States and certain other locations on the same terms. The Purchase Plans have allowed employees to purchase stock at a 5% discount from the fair market value of the shares at the end of the purchase period. However, the Purchase Plans’ utility and attractiveness have diminished as a result of recent accounting changes. Therefore, the Committee has decided to terminate further purchases under the Purchase Plans in January 2008 at the end of the current purchase period.
Employment and Change in Control Agreements.
•	Purpose. Plexus maintains an employment agreement with its Chief Executive Officer in order to recognize the importance of his position, to help assure Plexus of continuing availability of Mr. Foate’s services over a period of time, and to protect the Company from competition post-employment. All executive officers have change in control agreements, to both help assure that executive officers will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty.

•	The Agreements. Mr. Foate’s employment agreement is described below at “Executive Compensation - Employment Agreements and Potential Payments Upon Termination or Change in Control — Mr. Foate’s Employment Agreement.” The change in control agreements with our executive officers are described below at “Executive Compensation - Employment Agreements and Potential Payments upon Termination or Change in Control — Change in Control Arrangements.” Please refer to those discussions for a further explanation of those agreements.

•	Determination of Benefit Levels. In general, the change in control agreements with executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling two or three times annual salary plus targeted bonus, a continuation of health and retirement benefits for that period, and a gross-up payment for excise taxes. (The executive officers with three year agreements are generally those in more senior positions, with greater seniority in those positions.) In addition, under the 2005 Equity Plan, upon a change in control, all unvested stock options will automatically vest for all option and award holders. Certain other key employees also have change in control agreements on substantially the same terms, although generally with only one to two years’ coverage. The Committee believes it is important that executives and key employees have protection of their livelihood in the face of a potential acquisition to help them maintain their focus on the best interests of the Company’s shareholders even if it may have adverse consequences to them personally.

The Committee set these levels of benefits in 2003. Benefit levels, particularly the use of a measurement of up to three-times salary and a gross up for excise taxes, were adopted by the Committee at that time because it believed that, while the amounts were generous to the executive officers, they were in line with competitive standards and necessary and appropriate to attract and retain executive talent, particularly since most executives do not have an employment agreement. The Committee also believes that it is general market practice to provide that unvested stock options will vest on a change in control, which is the case under the 2005 Equity Plan, as approved by Plexus’ shareholders. The Committee believes that it is important to maintain its executive officers’ focus on performance for the Company’s shareholders even in the event of a potential change in control. The Committee believed that offering a generous package, but one that was consistent with market practices, was appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment. The Committee did, however, adopt a “double trigger” so that the benefits would only be paid to the executive officers in the event of a substantial impact upon their employment and compensation.

The Committee periodically reviews the scope and context of the change in control agreements. In those reviews, the Committee has determined that the level of benefits, combined with the “double trigger,” continue to provide an appropriate balancing of interests of the Company, its shareholders and its executives. The Committee continues to believe that the change in control agreements will help motivate the executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company which they might perceive would jeopardize their employment.
Tax Aspects of Executive Compensation
          The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.
          Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance-based” to $1 million annually per executive officer. Plexus has taken action with respect to the provisions of Section 162(m) so that compensation income relating to stock options under the 2005 Equity Plan (and predecessor plans) and purchases under the Purchase Plans is exempt. Assuming shareholder approval of the proposed 2008 Long-Term Plan, similar grants and stock options, SARs and performance-based restricted stock under that plan would also be exempt; in addition, because the 2008 Long-Term Plan provides for cash bonuses upon the achievement of objective standards at the beginning of each fiscal year, such cash awards on that basis would also be exempt. Compensation under these shareholder approved plans which is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. As a result of the shareholders’ approval of the 2005 Equity Plan (and its predecessor) and the Purchase Plans, and assuming approval of the 2008 Long-Term Plan, the Committee believes that most compensation income under these plans (other than any awards in the future of restricted stock or RSUs without performance goals, as is the case for the time vested RSUs granted in fiscal 2008) would not be subject to the Code’s deduction limitation. However, if such restricted stock awards are made and/or any executive earns a sufficiently high VICP bonus, the covered compensation of some individuals could exceed $1 million and, in those cases, the excess would not be tax deductible. Although the Company has in the past foregone a portion of its tax deduction as a result of the size of a high VICP bonus, that was not the case for fiscal 2007 compensation. The Company is considering strategies for dealing with these tax consequences in the future.
          Other provisions of the Code also can affect the decisions which we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for “excess” payments. Our change in control agreements provide that benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross up provisions and loss of deductibility would increase Plexus’ tax expense, the Committee believes it is important that the effects of this Code provision not negate the protections which it provides by means of the agreements.
          The Code also was recently amended to provide a surtax under Section 409A, relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. We have made changes to our benefit plans and employment arrangements to help assure there are no adverse affects on Plexus or our executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on Plexus.
COMPENSATION COMMITTEE REPORT
          The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are set forth in a written charter adopted by the board, as set forth on the Company’s website as described above under “Corporate Governance — Board Committees — Compensation and Leadership Development Committee.” The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.
          As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.
Members of the Compensation and Leadership Development Committee:

Stephen P. Cortinovis, Chair	Ralf R. Böer (resigned from Committee 7/07)
Michael V. Schrock (effective 11/06)	Thomas J. Prosser (retired from Board 1/07)
Charles M. Strother, MD

EXECUTIVE COMPENSATION
          This section provides further information about the compensation paid to, and other compensatory arrangements with, our executive officers.
SUMMARY COMPENSATION TABLE
          The following table sets forth a summary of the compensation which we paid for fiscal 2007 to our Chief Executive Officer, our Chief Financial Officer and the three executive officers who had the highest compensation of our other executive officers. In addition, we include that information for our former Chief Financial Officer who retired in August 2007 and our former Chief Operating Officer who passed away in June 2007. More detailed information is presented in the other tables and explanations which follow the following table.

					Non-Equity
					Incentive
				Option	Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(2)	($)(4)	($)

Dean A. Foate,	2007	$569,231	$80,148	$815,226	$0	$95,013	$1,559,618
President and Chief Executive Officer
Ginger M. Jones	2007	132,212	11,569	13,906	0	12,429	170,116
Vice President and Chief Financial Officer (5)
J. Robert Kronser	2007	265,322	21,226	113,385	0	58,395	458,328
Executive Vice President and Chief Technology and Strategy Officer
Michael T. Verstegen	2007	247,817	15,530	117,657	0	34,973	415,977
Senior Vice President, Global Market Development
Yong Jin Lim	2007	232,693	12,528	60,252	0	73,102	378,575
Regional President – Plexus Asia Pacific (6)
F. Gordon Bitter	2007	326,692	32,669	212,533	0	207,615	779,509
Retired Chief Financial Officer (7)
Paul L. Ehlers	2007	238,596	27,856	212,533	0	120,347	599,332
Deceased Chief Operating Officer (8)

(1)	Includes amounts voluntarily deferred by the named persons under the Plexus Corp. 401(k) Savings Plan (the “401(k) Plan”) and the Plexus supplemental executive retirement plan (the “SERP”). The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)	Both the “Bonus” and the “Non-Equity Incentive Plan Compensation” columns represent amounts which were earned during the fiscal year under our Variable Incentive Compensation Plan (“VICP”). Under the VICP, annual bonuses for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and individual objectives. To the extent a payment was based on individual objectives, it is in the “Bonus” column. To the extent that the bonus resulted from corporate financial performance, that portion of the bonus is included under the “Non-Equity Incentive Plan Compensation” column. We include more information about the VICP under “Grants of Plan-Based Awards” below. The amounts shown were earned in fiscal 2007 but will be paid in fiscal 2008.

(3)	This column represents the value of stock options awarded under the 2005 Equity Plan, which is explained further below under “Grants of Plan-Based Awards.” The amounts shown represent the expensed amounts in fiscal 2007 for grants and awards in 2007 and prior years. SFAS 123(R) requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The requirements of SFAS 123(R) became effective for Plexus beginning in the first quarter of fiscal 2006. The assumptions which we used to determine the valuation of the awards are discussed in footnote 10 to our consolidated financial statements. Please also see the “Grants of Plan-Based Awards” table below for further information about the options granted in fiscal 2007, and the “Outstanding Equity Awards at Fiscal Year End” table below relating to all outstanding option awards at the end of fiscal 2007.

(4)	The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP (for Mr. Lim, this represents the Company’s contribution to the Malaysian Employer Provident Fund), reimbursement made by Plexus in fiscal 2007 under its executive reimbursement program, the value of the company car provided to the executive, accrued vacation pay-out upon Mr. Ehler’s death, and additional life and disability insurance coverage for Mr. Foate and Mr. Lim. Per person detail is listed in the table below:

		Company
		Matching		Executive		Payout	Additional
		Contribution	Company	Reim-	Company	of	Life and
		to 401(k)	Contribution	bursement	Car	Accrued	Disability	Total
	Year	Plan	to SERP	Program	Allowance	Vacation	Insurance	($)

Mr. Foate	2007	$5,625	$66,195	$11,803	$2,045	$—	$9,345	$95,013
Ms. Jones	2007	—	9,625	2,804	—	—	—	12,429
Mr. Kronser	2007	4,304	20,394	25,115	8,582	—	—	58,395
Mr. Verstegen	2007	5,674	18,679	9,461	1,159	—	—	34,973
Mr. Lim	2007	—	40,791	—	17,272	—	15,039	73,102
Mr. Bitter	2007	5,558	178,710	12,522	10,825	—	—	207,615
Mr. Ehlers	2007	3,933	24,006	23,386	9,449	59,573	—	120,347

As a matter of policy, Plexus avoids providing perquisites beyond a company car to its executive officers. However, under the executive reimbursement program, most executive officers may be reimbursed for expenses up to $10,000 (plus a gross up for taxes) in a calendar year for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice. The amounts in this column include the reimbursements under that program, including the related tax gross-up amounts.

(5)	Ms. Jones joined Plexus on April 9, 2007, became an executive officer on May 10, 2007, and was named Plexus’ Chief Financial Officer on August 29, 2007. Includes all compensation paid by Plexus to Ms. Jones in the fiscal year.

(6)	Mr. Lim was designated an executive officer on August 29, 2007.

(7)	Mr. Bitter served as Plexus’ Chief Financial Officer until August 29, 2007, when he retired from that position. Mr. Bitter continues to be a Plexus employee but is no longer an executive officer. Includes all compensation paid by Plexus to Mr. Bitter in the fiscal year.

(8)	Mr. Ehlers became Plexus’ chief operating officer on November 26, 2006, after previously having served as its executive vice president; he died on June 10, 2007.

GRANTS OF PLAN-BASED AWARDS
2007
          The following table sets forth information about option awards which were granted to the named executive officers in fiscal 2007 under the 2005 Equity Plan as well as information about the potential cash bonus awards dependent on quantifiable corporate performance goals which those executive officers could earn for fiscal 2007 performance (to be paid in fiscal 2008) under the VICP. As a result of fiscal 2007 corporate performance, no bonuses based on these criteria were earned in 2007, as set forth under the “Non-Equity Incentive Compensation” column in “Summary Compensation Table” above. We provide further information about both potential compensation under the VICP and awards under the 2005 Equity Plan in fiscal 2007 in the table below, and additional information about those plans below the table.

			Estimated Future Payouts Under			All Other
			Non-Equity Incentive Plan Awards			Option
						Awards:		Closing
						Number of	Exercise or	Market	Grant Date
						Securities	Base Price	Price on	Fair Value
						Underlying	of Option	Grant	of Stock
	Award	Grant	Threshold	Target	Maximum	Options	Awards	Date	and Option
Name	Type	Date	($)(1)	($)(1)	($)(1)	(#)	($/sh) (2)	($/sh) (2)	Awards ($)

Mr. Foate	VICP*	10/20/06	$1	$364,308	$819,693	—	—	—	—
	Option	05/17/07	—	—	—	37,500	$21.41	$21.42	$71,837
	Option	08/01/07	—	—	—	37,500	23.83	24.00	34,944

Ms. Jones	VICP*	04/09/07	1	52,885	118,991	—	—	—	—
	Option	04/09/07	—	—	—	10,000	18.19	18.12	13,906

Mr. Kronser	VICP*	10/20/06	1	84,903	191,032	—	—	—	—
	Option	05/17/07	—	—	—	2,500	21.41	21.42	4,789
	Option	08/01/07	—	—	—	2,500	23.83	24.00	2,330

Mr. Verstegen	VICP*	10/20/06	1	79,301	178,428	—	—	—	—
	Option	05/17/07	—	—	—	4,000	21.41	21.42	7,663
	Option	08/01/07	—	—	—	4,000	23.83	24.00	3,727

Mr. Lim	VICP*	10/20/06	1	51,209	83,214	—	—	—	—
	Option	05/17/07	—	—	—	2,500	21.41	21.42	4,789
	Option	08/01/07	—	—	—	2,500	23.83	24.00	2,330

Mr. Bitter	VICP*	10/20/06	1	130,677	294,023	—	—	—	—

Mr. Ehlers	VICP*	10/20/06	1	161,049	362,361	—	—	—	—

*	Represents a potential bonus payment for fiscal 2007 at various performance levels under the VICP to the extent they would result from corporate performance; other grants are stock options under the 2005 Equity Plan. Based on Plexus’ actual performance in fiscal 2007, no bonuses were earned based on corporate financial performance.

(1)	Amounts reflect potential bonus payments which would depend upon Plexus meeting corporate financial goals; these exclude potential bonus amounts for individual objectives. The amount at “threshold” indicates a payment for performance just above the threshold; there is no minimum payment once the threshold has been exceeded.

(2)	Options were granted at the average of the high and low trading prices on the date of grant. Under the 2005 Equity Plan, fair market value may be determined either as the closing price or the average of the high and low trading prices, either on the date of grant or as an average for a short period of time prior to the grant. The stock options which were granted in fiscal 2007 vest over a two year period, with 50% of the options vesting on the first anniversary of their grant and the remainder vesting on the second anniversary.
VICP
          Under the VICP, our executive officers may earn bonuses which depend in substantial part upon the degree to which Plexus achieves corporate financial goals which are set by our Compensation and Leadership Development Committee shortly after the beginning of our fiscal year. Each executive officer also may earn a portion of his or her bonus by achieving individual objectives set for that executive officer. The amounts included in the table are potential future payouts under non-equity incentive awards which could be earned pursuant to the corporate financial goals under the VICP. The amounts in the columns represent, respectively, the amount which could be earned in the event minimum results were achieved so as to result in a threshold payment to the executive officer, the amounts which could be received if each performance target was exactly met at the targeted level, and the maximum amount which could be earned under the VICP. Actual corporate performance was below the threshold, so no related amounts were earned, as reported in the “Non-Equity Incentive Compensation” column in “Summary Compensation Table” above.
          In addition, a portion of each individuals’ award could be earned based on individual objectives applicable specifically to that individual. These awards are intended to reflect in each instance an individual’s performance which may not be reflected in financial performance for the entire company. The maximum amounts which could be earned based on individual performance was $91,077 for Mr. Foate (which would have been 20% of his bonus at targeted levels) and varied from $40,262 to $12,802 for the other named executive officers (also representing 20%). The actual amounts earned by these persons are included above in the “Bonus” column in “Summary Compensation Table” above.
2005 Equity Plan
          Under the 2005 Equity Plan, the Compensation and Leadership Development Committee of the board of directors may grant executive officers, directors and key employees of Plexus stock options, SARs, RSUs and/or shares of restricted stock in periodic grants. Through the end of fiscal 2007, the Committee only granted stock options under the 2005 Equity Plan; however, see the discussion in “Compensation Discussion and Analysis” above relating to the additional use of RSUs and SARs beginning in fiscal 2008. Through fiscal 2006, the Committee made annual grants of options approximately one week after the May board meeting, on a date set in advance to help avoid the possibility of market timing. In fiscal 2007, as a result of the volatility of the stock market, particularly for Plexus stock, the Committee began the practice of making quarterly option grants; again, these dates are determined in advance. This also facilitates overall compensation planning near the beginning of the fiscal year, as the total target amounts for grants for a year will be set at that time. Option grants must be at the fair market value of the underlying shares when the grant is made.
          As described elsewhere in this proxy statement, the board of directors has proposed for shareholder approval the Plexus Corp. 2008 Long-Term Incentive Plan (the “2008 Long-Term Plan”) to replace the 2005 Equity Plan. See “Approval of the 2008 Long-Term Incentive Plan” for further information about that plan. If the 2008 Long-Term Plan is approved by shareholders, no further grants would be made under the 2005 Equity Plan except, in certain circumstances, to employees in the United Kingdom.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
September 29, 2007
          The following table sets forth information about Plexus stock options held by the named executive officers which were outstanding at the end of fiscal 2007. There were no outstanding shares of restricted stock or other equity securities.

	Option Awards
	Number of Securities	Number of Securities	Option
	Underlying Unexercised	Underlying Unexercised	Exercise	Option
	Options (#) (1)	Options (#) (1)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Mr. Foate	4,870	—	$10.594	04/23/08
	20,000	—	15.125	04/21/09
	20,000	—	35.547	04/24/10
	30,000	—	23.55	04/06/11
	100,000	—	25.285	04/22/12
	75,000	—	8.975	01/30/13
	45,000	—	14.015	08/14/13
	75,000	—	15.825	04/28/14
	100,000	—	12.94	05/18/15
	33,333	66,667	42.515	05/17/16
	—	37,500	21.41	05/17/17
	—	37,500	23.83	08/01/17

Ms. Jones	—	10,000	18.185	04/09/17

Mr. Kronser	10,130	—	$10.594	04/23/08
	9,108	—	15.125	04/21/09
	18,000	—	35.547	04/24/10
	19,000	—	23.55	04/06/11
	9,000	—	25.285	04/22/12
	7,190	—	8.975	01/30/13
	5,000	10,000	42.515	05/17/16
	—	2,500	21.41	05/17/17
	—	2,500	23.83	08/01/17

Mr. Verstegen	15,000	—	35.547	04/24/10
	7,500	—	23.55	04/06/11
	9,000	—	25.285	04/22/12
	13,500	—	8.975	01/30/13
	13,500	—	14.015	08/14/13
	15,000	—	15.825	04/28/14
	15,000		12.94	05/18/15
	5,000	10,000	42.515	05/17/16
	—	4,000	21.41	05/17/17
	—	4,000	23.83	08/01/17

Mr. Lim	4,000	—	8.975	01/30/13
	7,500		12.94	05/18/15
	2,500	5,000	42.515	05/17/16
	—	2,500	21.41	05/17/17
	—	2,500	23.83	08/01/17

Mr. Bitter (2)	15,000	—	14.015	08/14/13
	25,000	—	15.825	04/28/14
	30,000	—	12.94	05/18/15
	10,000	20,000	42.515	05/17/16

	Option Awards
	Number of Securities	Number of Securities	Option
	Underlying Unexercised	Underlying Unexercised	Exercise	Option
	Options (#) (1)	Options (#) (1)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Mr. Ehlers (2)	18,000	—	35.547	04/24/10
	14,000	—	23.55	04/06/11
	12,000	—	25.285	04/22/12
	30,000	—	42.515	05/17/16

(1)	Option award, under the 2005 Equity Plan or its predecessor plan. All options have an exercise price equal to the market value of our common stock on the date of grant. Since 2005, the market price has been determined using the average of the high and low trading prices on the grant date. Prior to that date, market price was determined by an average of the high and low trading prices over a period of five to ten trading days prior to the grant date. Options granted in fiscal 2005 vested immediately. Options granted in fiscal 2006 vest one-third on each of the first three anniversaries of the grants. Options granted in fiscal 2007 vest one-half on each of the first two anniversaries of the grant.

(2)	Due to his retirement, Mr. Bitter’s options will expire no later than three years after the effective date of his retirement from employment with Plexus, which effective date is expected to be in February 2008. Mr. Ehlers’ estate may exercise his options, which fully vested upon death, for stated periods after his death.
OPTION EXERCISES AND STOCK VESTED
2007
          The following table sets forth information about the Plexus stock options which were exercised by the named executive officers in fiscal 2007. There were no outstanding awards of restricted stock or similar awards which vested in fiscal 2007.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($) (1)

Mr. Foate	0	—
Ms. Jones	0	—
Mr. Kronser	20,000	$216,874
Mr. Verstegen	0	—
Mr. Lim	0	—
Mr. Bitter	0	—
Mr. Ehlers	0	—

(1)	Based on the average of the high and low trading prices on the date of exercise.

NONQUALIFIED DEFERRED COMPENSATION
2007
          Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans: the 401(k) Savings Plan (the “401(k) Plan”) for all qualifying U.S. employees; and the supplemental executive retirement plan (the “SERP”) for designated executive officers and certain other key employees. Because these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.
          The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 50% of their annual compensation, up to a maximum tax code mandated limit of $15,500; Plexus will match 100% of the first 2.5% of salary which an employee defers, up to $5,625 in fiscal 2007. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.
          Plexus maintains the SERP as an additional deferred compensation mechanism for most executive officers and certain other key employees; the persons covered in fiscal 2007 include Messrs. Foate, Bitter, Kronser, Verstegen and Ehlers and Ms. Jones. Mr. Lim does not participate because he is not a United States resident. Under the SERP, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus. The rabbi trust arrangement established under the SERP allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.
          Executive officers’ personal voluntary deferrals to the SERP for fiscal year 2007 totaled $1,624,965, including those by the named executive officers as set forth in the table below. In addition, the plan allows for discretionary Plexus contributions. Since fiscal 2006, discretionary contributions have been the greater of (a) 7% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. The Committee may also choose to make additional or special contributions; it did so for Mr. Bitter upon his retirement from the chief financial officer position in 2007 to recognize his substantial contributions to the Company in a tax-advantaged manner and in lieu of any other special retirement payment.
          Mr. Lim does not participate in these plans because he is a resident of Malaysia and is covered by a different system. Under Malaysian law, an employer must make a contribution to the fund of at least 12% of every employee’s salary during the year to the Employer Provident Fund, which is a retirement savings program established under Malaysian law. In accordance with its practice in Malaysia, Plexus made a contribution of 17% for Mr. Lim to reflect his seniority and responsibilities.

          The following table includes information as to contributions under the SERP or, in the case of Mr. Lim, the Malaysian Employee Provident Fund. Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, company contributions under both are among the items included in the “All Other Compensation” column in “Summary Compensation Table” above.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
	Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($) (1)	($)	($)	($)	($)

Mr. Foate	$515,609	$66,195	$121,796	—	$1,279,171
Ms. Jones	6,346	9,625	523	—	16,494
Mr. Kronser	284,567	20,394	109,048	—	1,016,439
Mr. Verstegen	12,382	18,679	22,517	—	295,948
Mr. Lim (2)	27,521	40,791	(3)	—	605,034 (4)
Mr. Bitter	376,381	178,710	124,179	—	1,221,617
Mr. Ehlers	327,361	24,006	61,885	$915,324	0

(1)	Includes contributions by named executive officers that are included in the “Salary” column in “Summary Compensation Table” above, as follows: Mr. Foate - $98,000: Ms. Jones $6,346; Mr. Kronser - $92,976; Mr. Verstegen - $12,382; Mr. Lim - $27,521; Mr. Bitter - $75,000; and Mr. Ehlers - $29,349.

(2)	Mr. Lim’s information relates to the Malaysian Employer Provident Fund.

(3)	This information is not yet available to Mr. Lim or the Company from the Employer Provident Fund.

(4)	Based on the latest information that is available to Mr. Lim. His fund account also includes contributions prior to his employment with Plexus and related earnings since the Employer Provident Fund is not an employer-sponsored plan.
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL
          In this section, we are providing information about specific agreements with our executive officers relating to employment and their post-employment compensation. As discussed further below, only Mr. Foate has an employment agreement. All of our executive officers have change in control agreements which will provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.
Mr. Foate’s Employment Agreement
          Plexus does not generally have employment agreements with its executive officers. However, when Mr. Foate became Plexus’ Chief Executive Officer in 2002, the Compensation and Leadership Development Committee and the Board believed it was important to enter into an agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. Mr. Foate’s employment agreement was for an initial term of three years and automatically extends (unless terminated) by one year every year, so that it maintains a rolling three-year term. The agreement specifies when Plexus may terminate Mr. Foate for cause, or when Mr. Foate may leave the Company for good reason, and determines the compensation payable upon termination. The definition of “cause” and “good reason” are substantially similar to those under the change in control agreements, as described below, although “good reason” would also include a failure of Plexus to renew the employment agreement. If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the agreement is not renewed, Plexus is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination. If Plexus terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary and benefits for the remainder of the agreement or a three-year term, whichever is longer, and bonuses for that period at the target-level bonus payments provided under the annual cash incentive plan.
          Mr. Foate also has a change in control agreement with Plexus, as described below. In the event of a change in control of the Company, Mr. Foate is entitled to the greater of the benefits under his employment agreement or his change in control agreement, but not both.
          Under Mr. Foate’s employment agreement, Plexus is also protected from competition by Mr. Foate after his employment with Plexus would cease. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of Plexus for two years, and that he will not compete with Plexus over the same period and in geographical locations proximate to Plexus’ operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.
          Under the 2005 Equity Plan and predecessor plans, optionholders (or their representatives) have a period of time in which they may exercise vested stock options after death, disability, retirement or other termination of employment, except in the case of termination with cause. Options do not continue to vest after termination except for full vesting upon a change in control or, when provided in related option agreements, upon death or disability. See “Outstanding Equity Awards at Fiscal Year End” above for information as to Mr. Foate’s outstanding stock options at September 29, 2007. Mr. Foate would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.
Change in Control Agreements
          Plexus has change in control agreements with Messrs. Foate, Kronser, Verstegen and Lim, Ms. Jones, and its other executive officers and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced. Their benefits must be commensurate with those of similarly situated executives of the acquiring firm, and their location of employment must not be changed significantly as a result of the change in control.
          After a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to either two or three times (for executive officers, including all of the named executive officers; from one to two times for others) the executive officer’s base salary plus targeted bonus payment, and to continue retirement payments and certain other benefits. The agreements further provide for payment of additional amounts which may be necessary to “gross up” the amounts due to such executive officer in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause.
          Under our change in control agreements:
•	A termination for a “cause” would occur if the executive officer wilfully and continually fails to perform substantial duties or wilfully engages in illegal conduct or gross misconduct which injures Plexus.

•	After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement; the Company requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•	A change in control would occur in the event of a successful tender offer for Plexus, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of the actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.
          Also, under the 2005 Equity Plan and predecessor plans, optionholders (or their representatives) have a period of time in which they may exercise vested stock options after death, disability, retirement or other combination of employment, except in the case of termination with cause). Options do not continue to vest after termination, except for full vesting upon death or permanent disability when provided in related option agreements or upon a change in control. See “Outstanding Equity Awards at Fiscal Year End” above for information as to executive officers’ outstanding stock options at September 29, 2007. Executives would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” above for further information.
          Plexus does not have employment agreements with its executive officers other than Mr. Foate. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.
Potential Benefits Table
          The following table provides information as to the amounts which will be payable (a) to Mr. Foate under his employment agreement if he is terminated by Plexus for cause or without cause, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of September 29, 2007, the last day of our previous fiscal year. The table includes only benefits that would result from death or permanent disability, a termination or a change in control, not vested benefits that are payable irrespective of a change. Since Messrs. Bitter and Ehlers ceased to serve as executive officers of Plexus prior to the end of fiscal 2007, they were no longer eligible on that date to receive payments under their change in control agreements.

				Additional
Executive Officer;	Cash			Retirement
Context of	Payments		Early Vesting of	Benefits	Other Benefits	Tax
Termination	(1)		Stock Options (2)	(3)	(4)	Gross-up (5)	Total
Mr. Foate – Termination by Plexus for Cause	—		—	—	—	—	$0
Mr. Foate – Death or Disability	—	(6)	$358,500	—	$68,025	—	426,525
Mr. Foate – Termination by Plexus without Cause	$3,078,000		—	$215,460	68,025	—	3,361,485
Mr. Foate – Change in Control	3,078,000		358,500	215,460	68,025	1,325,416	5,045,401
Ms. Jones – Death or Disability	—	(6)	92,150	—	33,159	—	125,309
Ms. Jones – Change in Control	1,237,500		92,150	28,875	33,159	493,803	1,885,487
Mr. Kronser – Death or Disability	—	(6)	23,900	—	129,027	—	152,927
Mr. Kronser – Change in Control	1,115,100		23,900	74,095	129,027	—	1,342,122
Mr. Verstegen – Death or Disability	—	(6)	38,240	—	58,577	—	96,817
Mr. Verstegen – Change in Control	1,041,600		38,240	73,058	58,577	—	1,211,475
Mr. Lim – Death or Disability	—	(6)	23,900	—	64,622	—	88,522
Mr. Lim – Change in Control	554,763		23,900	81,582	64,622	—	724,867

(1)	This amount represents payments relating to the executives’ base salary and VICP bonus to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2007 and the target VICP bonus for 2007. Under the change in control agreements, this payment equals three years salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement.

(2)	All outstanding unvested stock options would become vested upon a change in control, and the unvested options also would vest upon death or disability. The amount shown represents the difference in value of the unvested options between their exercise price and market price, based on Plexus’ closing stock price of $27.40 per share on September 28, 2007, the last trading date of fiscal 2007. These are in addition to the already fully vested stock options discussed above. See “Outstanding Equity Awards at Fiscal Year End.”

(3)	Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

(4)	These amounts include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreement.

(5)	In the event of a change in control in Plexus, the change in control agreements with our executive officers provide that we will pay them an additional benefit to reimburse the “golden parachute” excise taxes which they would owe pursuant to Internal Revenue Code Section 280G. This column provides an estimate of these payments, reflecting each executive’s base compensation under Section 280G.

(6)	Excludes life or disability insurance payments from third party insurers.
APPROVAL OF THE
2008 LONG-TERM INCENTIVE PLAN
          The information in this proxy statement with respect to the proposed Plexus Corp. 2008 Long-Term Incentive Plan (the “2008 Long-Term Plan”) is qualified in its entirety by reference to the text of the 2008 Long-Term Plan, which is attached hereto as Appendix A.
General
          At the annual meeting, shareholders will be asked to approve the 2008 Long-Term Plan. The 2008 Long-Term Plan was adopted by the Plexus board on November 15, 2007, subject to shareholder approval at the annual meeting. The 2008 Long-Term Plan is intended to constitute a cash and stock-based incentive plan for Plexus, and includes provisions by which Plexus may grant directors, executive officers and other officers and key employees stock options, stock appreciation rights (SARs), restricted stock, which may be designated as restricted stock awards or restricted stock unit awards, performance stock awards, which may be settled in cash or stock, and cash bonus awards. No options or awards have yet been granted under the 2008 Long-Term Plan, and will not be granted prior to shareholder approval of the 2008 Long-Term Plan. See “Executive Compensation” above for information on awards previously made under the 2005 Equity Plan and predecessor plans, and “Corporate Governance—Directors’ Compensation” for information on awards previously made under the 1995 Directors Stock Option Plan and the 2005 Equity Plan.
          The board believes that adoption of the 2008 Long-Term Plan is desirable because it will promote the interests of Plexus and its shareholders by continuing and strengthening Plexus’ ability to retain and attract officers, key salaried employees and directors by encouraging them to maintain a personal interest in Plexus’ continued success and progress, and by providing a means of linking personal compensation to creation of value for Plexus’ shareholders. The 2008 Long-Term Plan also provides the ability to couple awards with specific performance goals.
          The 2008 Long-Term Plan is intended to continue and extend the incentives which have been provided under the 2005 Equity Plan and its predecessors. At December 1, 2007, only 547,267 shares were available for future grants under the 2005 Equity Plan. If the 2008 Long-Term Plan is approved by shareholders, the 2005 Equity Plan will only be used to make grants to employees covered by the approved sub-plan for United Kingdom employees, which was established under the 2005 Equity Plan. Upon the approval of a new sub-plan for United Kingdom employees, no further awards will be granted under the 2005 Equity Plan. Awards previously granted under the 2005 Equity Plan or its predecessors will remain in effect until they have been exercised or have expired and will be administered in accordance with their terms and the 2005 Equity Plan or the appropriate predecessor plan. See “Equity Compensation Plan Information” below for a summary at September 29, 2007 of shares subject to options granted under Plexus’ existing plans and shares available under existing plans on that date.
          In response to current market compensation trends, the board of directors determined it was in the best interests of Plexus to create a new incentive plan. The 2008 Long-Term Plan will continue to provide a means to compensate Plexus officers, directors and employees in a way that is performance-driven, because the value of many of the awards will depend on performance – either of our stock or our corporate performance. Also, using Plexus stock helps us further the identification of our officers, directors and employees with our shareholders. Structuring such a plan may also have tax benefits to Plexus; see “Tax Consequences” below. The board also determined to include in it provisions for restricted stock awards, performance stock awards and cash bonus awards, as well as provisions that allow awards to be coupled with performance goals, and to accommodate changes in tax and accounting treatment of equity-based plans and awards.
          The Plexus board of directors has adopted the 2008 Long-Term Plan as in the best interests of Plexus and its shareholders. The board unanimously recommends that shareholders vote FOR approval of the 2008 Long-Term Plan.
2008 Long-Term Plan
          The 2008 Long-Term Plan provides for the grant of:
•	incentive stock options (“ISOs”), intended to qualify within the meaning of Section 422 of the Code;

•	non-qualified stock options (“NSOs”) that do not meet the requirements of Section 422 of the Code;

•	stock appreciation rights (“SARs”), which may be cash settled stock appreciation rights or stock settled appreciation rights;

•	restricted stock awards, which may be restricted stock shares or restricted stock units (“RSUs”);

•	performance stock awards, which are conditioned upon the satisfaction of pre-established performance goals; and

•	cash bonus awards.
In this proxy statement, we refer to ISOs and NSOs as “options”, and options, SARs, restricted stock awards, performance stock awards and cash bonus awards collectively as “awards.”
          Under the 2008 Long-Term Plan the maximum number of shares of Plexus common stock that may be issued pursuant to awards is five million five hundred thousand (5,500,000) shares. Shares may be original issue shares, treasury shares held by Plexus, treasury shares that have been repurchased by Plexus or an independent agent in the open market to be used for awards, or from a combination of any of the foregoing. Additionally, if any award granted under the 2008 Long-Term Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to the award will be available for the grant of other awards under the 2008 Long-Term Plan. If a SAR is exercised only the number of shares issued upon exercise are counted against the share limit (not the number of shares subject to the SAR). Furthermore, any awards or portions thereof that are settled in cash and not in shares will not be counted against the share limit. The total number of shares that may be issued under the 2008 Long-Term Plan represents approximately 11.8% of the number of shares of common stock outstanding. The 2008 Long-Term Plan has a term of ten (10) years. On December 3, 2007, the fair market value of Plexus common stock, as determined under the definition in the 2008 Long-Term Plan, using the average of the high and low trading prices on that day, was $29.65 per share.
          Following the approval of the 2008 Long-Term Plan by shareholders, the 2005 Equity Plan will only be used to make grants to employees covered by the approved sub-plan for United Kingdom employees under the 2005 Equity Plan. Any shares or options which are granted to United Kingdom employees after the 2008 Long-Term Plan has been approved by shareholders will be counted against the 2008 Long-Term Plan share limit as one share for every one share subject thereto.
          The 2008 Long-Term Plan will be administered by the Compensation and Leadership Development Committee. The Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines, and impose such limitations, restrictions and conditions upon any such award as it deems appropriate; the Committee may delegate certain of these decisions relating to awards to other Plexus officers, directors or employees. However, the Committee itself will make these decisions related to any awards made to executive officers, and the full board of directors will make these decisions with respect to any awards made to directors. We refer to the Committee, its designees and the board acting in these capacities as the “Administrators.”

          Officers, salaried exempt employees and directors of Plexus or any subsidiary are eligible to receive awards. No person may receive awards for more than 1,000,000 shares in any calendar year. Plexus estimates that the number of persons currently eligible to participate in the 2008 Long-Term Plan is in the range of 1,250 to 1,750, including each of the executive officers and the directors. Plexus cannot determine at this time the number of awards to be granted in the future to persons named in “Summary Compensation Table” above, to any other specific officer or employee, to all current executive officers as a group, to all employees as a group, or to all directors.
          The exercise price of options and SARs granted under the 2008 Long-Term Plan may not be less than 100% of the fair market value of the shares on the date the option is granted. The 2008 Long-Term Plan defines fair market value as the mean between the high and low trading value of Plexus common stock on the date of grant or the average of high and low trading prices for a period of trading days ending on the grant date determined by the Administrators. The vesting schedule for awards will be determined in connection with their grant. Unless a particular award provides otherwise, options and SARs will have maximum exercise terms of ten and seven years, respectively, from the date of grant. Except in connection with a corporate transaction involving Plexus (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) the Administrators do not have the authority to “reprice” awards or to cancel outstanding awards in exchange for cash or other awards with an exercise price that is less than the exercise price of the original awards; such a repricing or exchange would require shareholder approval.
          No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly shares representing, more than 10% of the total combined voting power of Plexus, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years. The maximum fair market value, determined at time of grant, of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000.
          Awards of SARs may be made alone or together with other awards under the 2008 Long-Term Plan. The Administrators will determine the terms of any SAR grants.
          Any option or SAR granted generally will be non-transferable by the grantee other than by will or the laws of descent and will be exercisable during the grantee’s lifetime solely by the grantee or the grantee’s duly appointed guardian or personal representative. However, the Administrators may permit a grantee to transfer a NSO or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Administrators.
          Restricted stock awards may be issued either alone or in addition to other awards granted under the 2008 Long-Term Plan. The Administrators will determine the eligible persons to whom and the times at which restricted stock awards will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Grants of restricted stock may also be made as RSUs, which may be conditioned upon the attainment of specified performance goals which are described in the 2008 Long-Term Plan, or other criteria determined by the Administrators, and the provisions of restricted stock shares or restricted stock units do not need to be the same with respect to each recipient.
          Each restricted stock or RSU award will be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the award. Until the applicable restrictions lapse or the conditions are satisfied, the individual will not be permitted to sell, assign, transfer, pledge or otherwise encumber the restricted stock award. Unless otherwise provided in the applicable agreement, the portion of the restricted stock award still subject to restriction will be forfeited by the individual upon termination of the individual’s service for any reason. If and when the applicable restrictions lapse, unrestricted shares will be issued to the individual.
          The Administrators may grant restricted stock awards as restricted stock units under the 2008 Long-Term Plan subject to specified performance goals that are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction (the “Performance Goals”): income (pre-tax or after-tax and with adjustments as stipulated), earnings per share, return on equity, return on capital employed, return on assets, return on tangible book value, operating income, earnings before depreciation, interest, taxes and amortization (EBDITA), expense ratio, increase in stock price, return on invested capital (ROIC), total shareholder return, shareholder value added (or a derivative thereof) and operating cash flow.

The Performance Goals may be based solely by reference to the performance of Plexus or the performance of an affiliate, division, business segment or business unit or subsidiary of Plexus, or based upon the relative performance of other companies or upon comparison of any of the indicators of performance relative to other companies. The Administrators may exclude charges related to an event or occurrence which the Administrators determine should be appropriately excluded, including restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items.
          It is intended that any Performance Goal will be in a form that relates the award to an increase in the value of Plexus to its shareholders. Performance Goals will be established in writing by the Administrators not later than 90 days after the commencement of the period of service to which the Performance Goal relates. Typically, these would be set either before the beginning of the fiscal year or within 45 days thereafter. The preestablished Performance Goals must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained. If Performance Goals established by the Administrators are not met, the restricted stock award will be forfeited.
          The Administrators may grant performance stock awards either alone or in addition to other awards granted under the 2008 Long-Term Plan. It is anticipated that performance stock awards will be subject to both a performance condition and a condition related to the individual’s continued employment. The Administrators will determine the eligible employees to whom and the times at which performance stock awards will be made, the number of shares subject to the award, the time within which such awards will be subject to forfeiture and any other terms and conditions of the awards.
          The performance stock awards will be conditioned upon the attainment of one or more preestablished, objective corporate Performance Goals that apply to the individual, a business unit, or Plexus as a whole.
          The performance stock awards may also be conditioned upon such other conditions, restrictions and contingencies as the Administrators may determine, including the individual’s continued employment. The provisions of performance stock awards need not be the same with respect to each recipient. Until all conditions for a performance stock award have been satisfied, the individual is not be permitted to sell, assign, transfer, pledge or otherwise encumber the award. Any portion of an award still subject to restriction upon termination of an individual for any reason must be forfeited. If and when the applicable restrictions lapse, unrestricted shares will be issued to the individual.
          Cash bonus awards may be issued either alone or in addition to other awards granted under the 2008 Long-Term Plan. The Administrators will determine the employees to whom and the times at which cash bonus awards will be granted, and the conditions upon which the awards will be paid. The maximum cash bonus award payable to an employee in any fiscal year will not exceed $1,500,000.
          Cash bonus awards under the 2008 Long-Term Plan would be paid solely on account of the attainment of one or more preestablished, objective Performance Goals that apply to the individual, a business unit, or Plexus as a whole. The 2008 Long-Term Plan does not limit the authority of the Company, the board or the Committee to award other bonuses or compensation to any person.
          In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Plexus is the surviving entity, combination or exchange of shares, or other capital change affecting Plexus common stock, appropriate changes in the number and kind of shares available for grant under the 2008 Long-Term Plan and in the number, price and kind of shares covered by other outstanding awards shall be made. In the case of an acquisition of Plexus, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by shareholders and may permit Plexus to cash out any options upon a change in control. The 2008 Long-Term Plan also provides that all options, RSUs and SARs will become fully vested upon a change in control of Plexus.
          Payment for shares acquired through the exercise of options issued under the 2008 Long-Term Plan may be made either in cash or in shares of Plexus common stock beneficially owned by the optionee for at least six months prior to exercise, valued at their fair market value as of the exercise date, or in a combination thereof.

          Each award under the 2008 Long-Term Plan will be evidenced by an agreement containing such terms and conditions as the Administrators may establish from time to time.
Equity Compensation Plan Information
          The following table chart gives aggregate information regarding grants under all Plexus equity compensation plans through September 29, 2007:

Number of securities
remaining available
	Number of securities		for future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected
Plan category	warrants and rights (1)	warrants and rights	in 1st column) (2)
Equity compensation plans approved by securityholders	3,378,369	$25.13	777,223	*
Equity compensation plans not approved by securityholders	-0-	$ n/a	-0-

Total	3,378,369	$25.13	777,223	*

*	Only 547,267 shares were available for future awards at December 1, 2007. If the 2008 Long-Term Plan is approved we will not make further grants under the 2005 Equity Plan, except to employees covered by the sub-plan for United Kingdom employees. Any such awards will be subtracted from the number of awards which may be granted under the 2008 Long-Term Plan.

(1)	Represents options granted under the 2005 Equity Plan, or its predecessors the 1998 Stock Option Plan and the 1995 Directors’ Stock Option Plan, all of which were approved by shareholders. No further awards may be made under the predecessor plans.

(2)	In addition to options that may be granted under the 2005 Equity Plan, there are 1,178,023 authorized shares which have not yet been purchased by employees under the Plexus 2005 Employee Stock Purchase Plan. These shares may be purchased at a 5% discount to market price at the end of a six-month contribution period; the number of shares which may be purchased by any employee is limited by the Internal Revenue Code. The Company will terminate further purchases under this Purchase Plan, due to recent accounting changes, in January 2008, at the end of the current enrollment period.
Tax Consequences
          Plexus is requesting shareholder approval of the 2008 Long-Term Plan as a matter of corporate governance best practices and so that certain awards under the 2008 Long-Term Plan can qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”) and not adversely affect Plexus’ tax deduction. Section 162(m) in part requires shareholder approval of a compensation plan once every five years. Section 162(m) generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1 million per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1 million limit and remains fully deductible for tax purposes. The requirements include the obligation that the compensation be paid solely on account of the attainment of one or more preestablished, objective performance goals. Shareholder approval of the general business criteria of the 2008 Long-Term Plan and the maximum amounts that may be awarded under the 2008 Long-Term Plan, even without shareholder approval of specific targeted levels of performance, will permit qualifying awards under the 2008 Long-Term Plan to qualify as performance-based compensation and is expected to allow full tax deductibility of any performance-based awards under the 2008 Long-Term Plan for the next five years.
          The following is a brief summary of the other principal federal income tax consequences of awards made under the 2008 Long-Term Plan based upon the applicable provisions of the Code in effect on the date hereof.

          Incentive Stock Options. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.
          Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Plexus will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.
          Non-Qualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amount of such difference will be a deductible expense to Plexus for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.
          Stock Appreciation Rights. A SAR award holder will not recognize taxable income at the time a SAR is granted. An award holder will recognize ordinary income upon exercise of a SAR in an amount determined by multiplying (1) the excess of the fair market value of a share of stock on the SAR exercise date over the fair market value of a share of stock on the SAR grant date, by (2) the number of SARs becoming vested. Plexus will be entitled to a tax deduction in the same amount.
          Restricted Stock. A grantee receiving a restricted stock or RSU award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Plexus will be allowed a deduction for that amount. Plexus will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.
          Performance Stock Awards. The grant of performance stock awards will create no income tax consequences for Plexus or the recipient. Assuming the specified performance goals are attained, upon the receipt of shares at the end of the applicable performance period, the recipient will recognize ordinary income equal to the fair market value of the shares received. Plexus will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the recipient, subject to the application of Section 162(m) of the Code. Under certain circumstances involving a change in control, Plexus may not be entitled to a deduction with respect to performance stock awards granted to certain of its executive officers. Upon the recipient’s subsequent disposition of the shares, the recipient will recognize capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the recipient received the shares.
          Cash Bonus Award. An employee who is paid a cash bonus award will recognize ordinary income equal to the amount of cash paid. Plexus will be entitled to a deduction in the same amount and at the same time as income is recognized by the employee, subject to the application of Section 162(m) of the Code.
          Withholding. Plexus has the right to deduct or withhold, or require a grantee to remit to Plexus, an amount sufficient to satisfy federal, state, and local taxes (including the grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of the 2008 Long-Term Plan. With respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on restricted stock or the payment of performance stock awards, executive officers may elect, subject to the approval of the Administrators, to satisfy the withholding requirement, in whole or in part, by having Plexus withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or by using cash.
CERTAIN TRANSACTIONS
          Plexus has a written policy requiring that transactions, if any, between Plexus on the one hand and its executive officers, directors or employees (or related parties) on the other hand must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role but little if any stake in a particular transaction. Although these transactions are not prohibited, any such transaction must be approved by either a disinterested majority of the board of directors or by the Audit Committee.
          In connection with his hiring by Plexus and relocation to Neenah, Wisconsin, Plexus purchased the Minnesota residence of Michael Buseman who subsequently became an executive officer of Plexus. During fiscal 2007, Plexus purchased Mr. Buseman’s former residence for $475,000; Plexus later sold the residence for $467,500, and incurred costs of approximately $32,000 in connection with the transactions. There were no such other reportable transactions in an amount or of a nature which were reportable under applicable SEC rules in fiscal 2007. However, please also see “Corporate Governance-Director Independence” for certain other transactions and relationships which the board considered when determining the independence of the directors.
REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are “independent directors” as defined in Rule 4200(a)(15) of the NASD listing standards applicable to the Nasdaq Global Select Stock Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.
          In connection with its function to oversee and monitor the financial reporting process of Plexus and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended September 29, 2007 with Plexus management;

•	discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.
          Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended September 29, 2007. The Audit Committee further confirmed the independence of PricewaterhouseCoopers LLP.

Members of the Audit Committee:	David J. Drury, Chair	Stephen P. Cortinovis
Peter Kelly

AUDITORS
          Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.
Fees and Services
          Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2007 and 2006 were as follows:

	2007	2006
Audit fees:	$1,057,200	$1,196,900
Audit-related fees:	—	—
Tax fees:	30,000	53,000
All other fees:	—	—
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; in fiscal 2007 and 2006, audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Tax services consisted primarily of compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.
          The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. Projects of the types approved for which fees total less than $10,000 in each case may be approved by management, subject to review and approval by the Audit Committee at its next meeting. There were no services in fiscal 2007 or 2006 which were not approved in advance by the Audit Committee under this policy.
SHAREHOLDER PROPOSALS AND NOTICES
          Shareholder proposals must be received by Plexus no later than August 19, 2008 in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The 2009 annual meeting of shareholders is tentatively scheduled for February 12, 2009, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by December 4, 2008. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. The persons holding proxies may vote in their discretion on any matter as to which notice is not received by that date.
By order of the Board of Directors
Angelo M. Ninivaggi
Vice President, General Counsel and Secretary
Neenah, Wisconsin
December 11, 2007

          A copy (without exhibits) of Plexus’ annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 29, 2007 will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 10, 2007 on the written request of that person directed to: Dianne Boydstun, Executive Assistant to the Chief Financial Officer, Plexus Corp., 55 Jewelers Park Drive, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 2 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com, following the links at “Investor Relations,” then “SEC Filings,” then “Plexus’ SEC Reports” (or http://www.plexus.com/annualreport.php).
          To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on page 2 of this proxy statement. You may also contact Ms. Boydstun at that address or telephone number if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

Appendix A
PLEXUS CORP.
2008 LONG-TERM INCENTIVE PLAN
1.	Introduction.
(a)	Purposes. The purposes of the 2008 Long-Term Incentive Plan are to provide a means to attract and retain talented personnel and to provide to participating directors, officers and other key employees long-term incentives for high levels of performance and for successful efforts to improve the financial performance of the corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp., the grant of Stock Appreciation Rights, the grant of Restricted Stock, the grant of Performance Stock Awards and the grant of Cash Bonus Awards, as described below.

(b)	Effect on Prior Plans. If the 2008 Plan is approved by shareholders, the Plexus Corp. 2005 Equity Incentive Plan (the “2005 Plan”) will only be used to make grants to employees covered by the approved sub-plan for United Kingdom employees which has been established under the 2005 Plan. If and when a sub-plan for United Kingdom employees under the 2008 Plan is approved, no further awards will be granted under the Plexus Corp. 2005 Plan. Awards granted previously under the 2005 Plan will remain in effect until they have been exercised or have expired. The awards shall be administered in accordance with their terms and the 2005 Plan.
2.	Definitions.
(a)	“1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(b)	“Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock grant, Performance Stock Award or Cash Bonus Award, as appropriate.

(c)	“Award Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder.

(d)	“Board” means the Board of Directors of Plexus Corp.

(e)	“Cash Bonus Award” means a cash bonus award under Article 17 of the Plan.

(f)	“Cause” means a violation of the Corporation’s Code of Conduct and Business Ethics, or substantial and continued failure of the employee to perform, which results in, or was intended to result in (i) demonstrable injury to the Corporation, monetary or otherwise or (ii) gain to, or enrichment of, the Grantee at the Corporation’s expense.

(g)	“Change in Control” means an event which shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the Corporation, or (ii) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

(h)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(i)	“Committee” means the committee described in Article 4 or the person or persons to whom the committee has delegated its power and responsibilities under Article 4.

(j)	“Common Stock” or “Stock” means the common stock of the Corporation having a par value of $.01 per share.

(k)	“Corporation” means Plexus Corp., a Wisconsin corporation.

(l)	“Fair Market Value” means for purposes of the Plan an amount deemed to be equal to the mean between the highest and lowest sale prices of Common Stock traded on such date, or an average of trading days, as determined by the Committee, for sales made and reported through the National Market System of the National Association of Securities Dealers or such national stock exchange on which such Stock may then be listed and which constitutes the principal market for such Stock, or, if no sales of Stock shall have been reported with respect to that date, on the next preceding date with respect to which sales were reported.

(m)	“Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

(n)	“Grantee” means an individual who has been granted an Award.

(o)	“Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

(p)	“Non-Qualified Stock Option” means an option other than an Incentive Stock Option.

(q)	“Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

(r)	“Performance Goal” means a performance goal established by the Committee prior to the grant of any Award of Restricted Stock or Performance Stock that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: income (pre-tax or after-tax and with adjustments as stipulated), earnings per share, return on equity, return on capital employed, return on assets, return on tangible book value, operating income, earnings before depreciation, interest, taxes and amortization (EBITDA), expense ratio, increase in stock price, return on invested capital (ROIC), total shareholder return, shareholder value added (or a derivative thereof) and operating cash flow. Such performance goals may be based solely by reference to the Corporation’s performance or the performance of an affiliate, division, business segment or business unit of the Corporation or any of its subsidiaries, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles.

(s)	“Performance Stock Award” means an Award under Article 16 of the Plan that is conditioned upon the satisfaction of pre-established Performance Goals.

(t)	“Plan” means the Plexus Corp. 2008 Long-Term Incentive Plan as set forth herein, as it may be amended from time to time.

(u)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

(v)	“Restricted Stock” means shares or units of Common Stock which are subject to restrictions established by the Committee. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”).

(w)	“Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over (1) the Fair Market Value of one share of Common Stock on the Grant Date (the “exercise price”) or (2) if the SAR is related to an Option, the purchase price of a share of Common Stock specified in the related Option. An SAR settled in cash may be referred to as a “Cash Settled Stock Appreciation Right and an SAR settled in stock may be referred to as a “Stock Settled Stock Appreciation Right.”
3.	Shares Subject to Award.
          Subject to adjustment as provided in Article 19 hereunder, the number of shares of Common Stock of the Corporation that may be issued under the Plan shall not exceed five million five hundred thousand (5,500,000) shares (the “Share Limit”), all of which may be issued in the form of Incentive Stock Options. No Plan Participant may receive Awards for more than 1,000,000 Shares in any calendar year. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation or an independent agent in the open market for such purpose, or from any combination of the foregoing. The Share Limit shall be subject to the following rules and adjustments:
(a)	If an SAR is exercised pursuant to Article VI, only the number of shares of Common Stock issued upon exercise shall be counted against the Share Limit (not the number of shares subject to the SAR).

(b)	If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan. Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing Share Limit.

(c)	Following the approval of the 2008 Plan by shareholders, the 2005 Plan may be used to make grants to employees covered by the approved sub-plan for United Kingdom employees under the 2005 Plan. Any shares of Common Stock subject to options which are granted to United Kingdom employees after the 2008 Plan has been approved by shareholders shall be counted against the 2008 Plan Share Limit as one share for every one share subject thereto.
4.	Administration of the Plan.
          For purposes of the power to grant Awards to directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by the Compensation and Leadership Development Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:
(a)	grant Awards, to determine the terms of each Award, the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;

(b)	interpret the Plan;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan;

(d)	determine the terms and provisions of the respective agreements (which need not be identical) by which Awards shall be evidenced;

(e)	make all other determinations deemed necessary or advisable for the administration of the Plan;

(f)	require withholding from or payment by a Grantee of any federal, state or local taxes;

(g)	impose, on any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Awards as the Committee shall deem appropriate;

(h)	treat any Grantee who retires as a continuing employee for purposes of the Plan; and

(i)	modify, extend or renew any Award previously granted; provided, however, that this provision shall not provide authority to reprice Awards to a lower exercise price.
          Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.
5.	Option Participation.
          Options may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.
6.	Granting of Options.
          The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option, to deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an Option upon the terms and conditions specified under the Plan and in the form of the Award Agreement. The Award Agreement shall be dated as of the date of approval of the granting of an Option by the Committee. If the Grantee fails to accept the Award within 30 days after the date of its delivery to Grantee, the Option grant may be deemed withdrawn.
          Where an Option has been granted under the provisions of the HM Revenue & Customs Approved Rules for UK Employees (the “Sub-Plan”) and the number of shares of Common Stock subject to that Option is limited by virtue of Rule 17 of the Sub-Plan, there shall be deemed to have been granted a separate Option (for the avoidance of doubt, not granted under the provisions of the Sub-Plan) on the same date and time and under the same terms for the number of shares of Common Stock in excess of the limit set out in Rule 17 of the Sub-Plan.
7.	Option Exercise Price.
          The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article 19 hereof.
8.	Option Designation.
          At the time of the grant of each Option, the Committee shall designate the Option as (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option, as described in Sections (a) and (b) below, respectively.
(a)	Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation, a parent or a subsidiary corporation of the Corporation. If an Option is so designated, the Fair Market Value (determined as of the Grant Date) of the shares of Stock with respect to which that and any other Incentive Stock Option first becomes exercisable during any calendar year under this Plan or any other stock option plan of the Corporation or its affiliates shall not exceed $100,000; provided, however, that the time or times of exercise of an Incentive Stock Option may be accelerated pursuant to Article 12, 13 or 19 hereof, terms of the Plan and, in the event of such acceleration, such Incentive Stock Option shall be treated as a Non-Qualified Option to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of stock with respect to which such Option first becomes exercisable in the calendar year (including Options under this Plan and any other Plan of the corporation or its affiliates) exceeds $100,000, the extent of such excess to be determined by the Committee taking into account the order in which the Options were granted, or such other factors as may be consistent with the requirements of Section 422 of the Code and rules promulgated thereunder. Furthermore, no Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option exercise price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

(b)	Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 shall be designated Non-Qualified Stock Options.
9.	Stock Appreciation Rights.
          The Committee may, in its discretion, grant SARs to directors, officers and key employees of the Corporation and any of its subsidiaries. If any unexercised SAR for any reason terminates or expires in whole or in part prior to termination of the Plan, such unexercised SARs shall become available for granting under the Plan. The Committee may grant SARs at any time and from time to time to any Grantee, designate such SARs as related to Options then being granted or granted within six months prior to the Grant Date of the SAR, and set such terms and conditions upon the exercise of the SARs as it may determine in its discretion, provided that the written agreement evidencing such SARs shall comply with and be subject to the following terms and conditions:
(a)	No SAR granted hereunder shall be exercisable until the expiration of six months from the Grant Date of the SAR unless the Grantee terminates employment by reason of death or disability prior to the expiration of such six-month period.

(b)	A Grantee’s right to exercise an SAR shall terminate when the Grantee is no longer an employee of the Corporation or any of its subsidiaries unless such right is extended as provided under Article 13 hereunder.

(c)	In the event adjustments are made to the number of shares, exercise price, or time or times of exercise of outstanding Options upon the occurrence of an event described in Article 19 hereunder, appropriate adjustments shall be made in the number of SARs available for future grant, the number of SARs under existing grants, the exercise price of the existing SARs, and the time or times of exercise of such SARs.

(d)	Unless the written agreement expressly provides otherwise, if and to the extent an SAR is granted in relation to an Option, exercise of the SAR or Option shall result in the extinguishment of the related right to the extent such SAR or Option for shares is exercised.

(e)	Unless the written agreement expressly provides otherwise, any SARs granted shall be exercisable in accordance with Article 12.

(f)	Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (1) the difference obtained by subtracting the Fair Market Value of the share of Common Stock as of the Grant Date of the SAR or, in the case of a SAR which is related to an Option, the purchase price per share of Common Stock under such Option, from the Fair Market Value of a share of Common Stock on the date of exercise, by (2) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof. The number of available shares under Award shall not be affected by any cash payments.
10.	Non-transferability of Options and SARs.
          Any Option or SAR granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.
11.	Substituted Options or SARs.
          In the event the Committee cancels any Option or SAR granted under this Plan, and a new Option or SAR is substituted therefore, the Grant Date of the canceled Option or SAR (except to the extent inconsistent with the restrictions described in Article 8, if applicable) shall be the date used to determine the earliest date for exercising the new substituted Option under Article 12 hereunder so that the Grantee may exercise the substituted Option or SAR at the same time as if the Grantee had held the substituted Option or SAR since the Grant Date of the canceled Option. Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval. Nothing in this Section 11 shall provide authority to substitute Awards in a manner which will have the effect of repricing Awards to a lower exercise price.
12.	Vesting of Options and SARs.
          The Committee shall have the power to set the time or times within which each Option and SAR shall be exercisable, and to accelerate the time or times of exercise. If an SAR is related to an Option, the Grant Date of such SAR for purposes of this Article 12 shall be the Grant Date of the related Option. No Option or SAR may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option.
13.	Exercise Period for Options and SARs.
          Unless otherwise provided herein or in a specific Option or SAR Agreement which may provide longer or shorter periods during which the Award may be exercised, no Option or SAR shall be exercisable after the earliest of:
(a)	in the case of an Incentive Stock Option:
(i)	10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Corporation,

(ii)	three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), retirement or Cause,

(iii)	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s death, disability (within the meaning of Code Section 22(e)(3)) or retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion (provided that such Option must be exercised within the time period prescribed by Section 422 of the Code to be treated as an Incentive Stock Option); or

(iv)	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;
(b)	in the case of a Nonqualified Stock Option:
(i)	ten (10) years from the date of grant,

(ii)	ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or Cause,

(iii)	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s death, permanent disability or retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion; or

(iv)	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;
(c)	in the case of an SAR:
(i)	seven (7) years from the date of grant,

(ii)	ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or Cause,

(iii)	one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or permanent disability,

(iv)	three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion; or

(v)	the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for Cause, as determined by the Corporation or the Committee in its sole discretion;
provided, that, unless otherwise provided in a specific grant agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the date of expiration of its term.
14.	Method of Exercise.
          To the extent that the right to purchase shares pursuant to an Option or to exercise an SAR has accrued hereunder, such Option or SAR may be exercised as follows:
(a)	Options: Options may be exercised in whole or in part from time to time as specified in the Option agreement. The exercise notice shall state the number of shares being purchased and be accompanied by the payment in full of the exercise price for such shares. Such payment shall be made in cash, outstanding shares of the Common Stock which the Grantee, the Grantee’s spouse or both have beneficially owned for at least six months prior to the time of exercise, or in combinations thereof. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

(b)	SARs: SARs may be exercised in whole or in part from time to time as specified in the SAR agreement.
15.	Restricted Stock Awards.
          The Committee may, in its discretion, grant Restricted Stock to directors, officers and key employees of the Corporation and any of its subsidiaries. Restricted Stock Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”). The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Restricted Stock Awards shall be subject to the following terms and conditions:
(a)	Each Restricted Stock Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(c)	Except to the extent otherwise provided in the applicable Award Agreement and (d) below, the portion of the Restricted Stock Award still subject to restriction shall be forfeited by the Grantee upon termination of the Grantee’s service for any reason.

(d)	In the event of hardship or other special circumstances of a Grantee whose service is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Restricted Stock Award.

(e)	If and when the applicable restrictions lapse, unrestricted shares of Common Stock shall be issued to the Grantee.

(f)	A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock Shares.

(g)	A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.
16.	Performance Stock Awards.
          The Committee may grant Performance Stock Awards either alone or in addition to other Awards granted under the Plan. The Committee anticipates that the Performance Stock Awards will be subject to both a performance condition and a condition related to the Grantee’s continued employment. The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares subject to the Award, the time or times within which such Awards will be subject to forfeiture and any other terms and conditions of the Awards. Performance Stock Awards shall be subject to the following terms and conditions:
(a)	The Performance Stock Awards will be conditioned upon the attainment of one or more preestablished, objective corporate Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Corporation as a whole. It is intended that any Performance Goal will be in a form that relates the Performance Stock Award to an increase in the value of the Corporation to its shareholders.

(b)	Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates The preestablished Performance Goal must state, in terms of an objective formula or standard, the method for computing the number of shares earned or subject to further vesting conditions if the goal is attained.

(c)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the number of shares earned or subject to further vesting conditions.

(d)	The Performance Stock Awards may be conditioned upon such other conditions, restrictions and contingencies as the Committee may determine, including the Grantee’s continued employment. The provisions of Performance Stock Awards need not be the same with respect to each recipient.

(e)	Until all conditions for a Performance Stock Award have been satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Award.

(f)	Except to the extent otherwise provided by the Committee and (g) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(g)	In the event of hardship or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Performance Stock Award.

(h)	If and when the applicable restrictions lapse, unrestricted shares of Common Stock for such shares shall be issued to the Grantee.
          A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions.
17.	Cash Bonus Awards.
          The Committee may establish Cash Bonus Awards either alone or in addition to other Awards granted under the Plan. The Committee shall determine the employees to whom and the time or times at which Cash Bonus Awards shall be granted, and the conditions upon which such Awards will be paid. The maximum Cash Bonus Award payable to an employee in any fiscal year shall not exceed $1,500,000. Cash Bonus Awards shall be subject to the following terms and conditions:
(a)	A Cash Bonus Award under the Plan shall be paid solely on account of the attainment of one or more preestablished, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Corporation as a whole. It is intended that any Performance Goal will be in a form that relates the bonus to an increase in the value of the Corporation to its shareholders.

(b)	Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(c)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.
          This Plan does not limit the authority of the Corporation, the Board or the Committee, or any Subsidiary to award bonuses or authorize any other compensation to any person.
18.	Withholding.
          The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or the payment of Performance Stock Awards, Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.
19.	Effect of Change in Stock Subject to Plan.
          In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee will make such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Options, SARs, Restricted Stock and Performance Stock granted under the Plan as it may deem to be equitable. While the Committee must make such an adjustment, the determination by the Committee as to what is equitable shall be at its discretion. Notwithstanding, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised Option and SAR pursuant to either clause (a) or (b) below:
(a)	Appropriate provision may be made for the protection of such Option and SAR by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof; or

(b)	The Committee may cancel such Award. In the event any Option or SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the exercise price, multiplied by the number of shares subject to such Option or SAR. In the event any other Award is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event. No payment shall be made to a Grantee for any Option or SAR if the exercise price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event.
          Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options, SARs, Restricted Stock Shares and Restricted Stock Units then outstanding shall become immediately vested or exercisable upon the date of the Change in Control. Further, the Committee shall have the right to cancel such Options or SARs and pay the Grantee an amount determined under (b) above.
20.	Liquidation.
          Upon the complete liquidation of the Corporation, any unexercised Options and SARs theretofore granted under this Plan shall be deemed canceled.
21.	No Employment or Retention Agreement Intended.
          Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.
22.	Shareholder Rights.
          Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by the Options until shares of Stock have been issued to Grantee.
23.	Controlling Law.
          The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
24.	Indemnification.
          In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.
25.	Use of Proceeds.
          The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.
26.	Amendment of the Plan.
          The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.

27.	Effective Date of Plan.
          The Plan shall become effective on the date it approved by the shareholders of the Corporation (the “Effective Date”).
28.	Termination of the Plan.
          The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

55 JEWELERS PARK DRIVE P.O. BOX 156 NEENAH, WI 54957-0156

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Plexus Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plexus Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PLEXU1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.

Vote on Directors

(1)	Election of Directors:
	Nominees:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01)	Ralf R. Böer	05)	Peter Kelly
	02)	Stephen P. Cortinovis	06)	John L. Nussbaum
	03)	David J. Drury	07)	Michael V. Schrock
	04)	Dean A. Foate	08)	Dr. Charles M. Strother	☐	☐	☐

Vote On Proposals		For	Against	Abstain

(2)	Ratification of PricewaterhouseCoopers LLP as Independent Auditors;	☐	☐	☐

(3)	Approval of the Plexus Corp. 2008 Long-Term Incentive Plan;	☐	☐	☐

(4)	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted "FOR" each of the nominees for director who are listed in Proposal (1) and "FOR" Proposals (2) and (3).

Note:
Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check this box and write them on the			☐
back where indicated.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF
PLEXUS CORP.
February 13, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â      Please detach along perforated line and mail in the envelope provided.      â

PLEXUS CORP.
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John L. Nussbaum, Dean A. Foate and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 13, 2008 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)